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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

EDITAS MEDICINE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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EDITAS MEDICINE, INC.
11 Hurley Street
Cambridge, Massachusetts 02141

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

To be held June 10, 2020

        You are cordially invited to attend the 2020 Annual Meeting of Stockholders (the "Annual Meeting") of Editas Medicine, Inc., which is scheduled to be held via the Internet at a virtual web conference at www.virtualshareholdermeeting.com/EDIT2020 on Wednesday, June 10, 2020 at 8:30 a.m. Eastern time. In light of the ongoing coronavirus disease of 2019 pandemic, we will be hosting our Annual Meeting virtually to support the health and well-being of our stockholders, employees, directors, and other meeting participants. There will not be a physical meeting location, and stockholders will not be able to attend the Annual Meeting in person. Our stockholders are invited to attend virtually, the logistics of which are discussed more fully in the attached Proxy Statement. This means that you can attend the Annual Meeting online, vote your shares during the online meeting and submit questions during the online meeting by visiting the above-mentioned Internet site.

        Only stockholders who owned common stock at the close of business on April 15, 2020 can vote during the Annual Meeting or any adjournment that may take place. At the Annual Meeting, the stockholders will consider and vote on the following matters:

  1.
  Election of two Class I directors to our board of directors, each to serve until the 2023 annual meeting of stockholders;

  2.
  Approval, on an advisory basis, of the compensation paid to our named executive officers;

  3.
  Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and

  4.
  Transaction of any other business properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

        You can find more information regarding the foregoing in the attached Proxy Statement.

        Instead of mailing a printed copy of our proxy materials to all of our stockholders, we provide access to these materials via the Internet. This reduces the amount of paper necessary to produce these materials as well as the costs associated with mailing these materials to all stockholders. Accordingly, on or about April 28, 2020, we will begin mailing a Notice of Internet Availability of Proxy Materials ("Notice") to all stockholders of record on our books at the close of business on April 15, 2020, the record date for the Annual Meeting, and will post our proxy materials on the website referenced in the Notice. As more fully described in the Notice, stockholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail, or electronically by email, on an ongoing basis.

        If you are a stockholder of record, you may vote in one of the following ways:

  •
  Vote over the Internet, by going to www.proxyvote.com (have your Notice or proxy card in hand when you access the website);

  •
  Vote by Telephone, by calling the toll-free number 1-800-690-6903 (have your Notice or proxy card in hand when you call);

  •
  Vote by Mail, if you received (or requested and received) a printed copy of the proxy materials, by completing, signing and dating the proxy card provided to you and returning it in the prepaid envelope provided to you; or

  •
  Vote during the virtual Annual Meeting, by going to www.virtualshareholdermeeting.com/EDIT2020 at the scheduled time of the meeting (have your Notice and control number found on your proxy card in hand).

        A complete list of registered stockholders will be available at least 10 days prior to the meeting for inspection at our offices at 11 Hurley St., Cambridge, MA 02141. This list will also be available to stockholders of record during the Annual Meeting for examination at www.virtualshareholdermeeting.com/EDIT2020. If your shares are held in "street name," that is, held for your account by a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

        Whether or not you plan to attend the Annual Meeting online, we urge you to take the time to vote your shares.

By Order of the Board of Directors,

Cynthia Collins President and Chief Executive Officer

Cambridge, Massachusetts
April 28, 2020

Editas Medicine, Inc.

Proxy Statement

Page
Proxy Statement	1
Important Information About the Annual Meeting and Voting	2
Proposal No. 1—Election of Two Class I Directors	6
Information Regarding Directors
Corporate Governance	11
Director Nomination Process	11
Director Independence	12
Board Committees	13
Board and Committee Meetings Attendance	16
Director Attendance at Annual Meeting of Stockholders	16
Code of Business Conduct and Ethics	16
Corporate Governance Guidelines	16
Board Leadership Structure and Board's Role in Risk Oversight	16
Communication with our Directors	17
Executive Compensation Compensation Discussion and Analysis	18
Compensation Risk Assessment	34
Compensation Committee Report	34
Summary Compensation Table	35
Grant of Plan-Based Awards	38
Outstanding Equity Awards at Fiscal Year-End	39
Option Exercises and Stock Vested	40
Employment, Severance, Change in Control Arrangements, Separation and Consulting Arrangements	41
Potential Payments upon Termination or Change in Control	42
Compensation Committee Interlocks and Insider Participation	44
Securities Authorized for Issuance Under Our Equity Compensation Plans	46
Director Compensation	45
Transactions with Related Persons	48
Principal Stockholders	50
Report of the Audit Committee	53
Proposal No. 2—Advisory Vote on Executive Compensation	54
Proposal No. 3—Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2020	55
Householding, Stockholder Proposals and Other Matters	57

EDITAS MEDICINE, INC.

11 Hurley Street
Cambridge, Massachusetts 02141
617-401-9000

PROXY STATEMENT
FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS
to be held June 10, 2020

        This proxy statement and the enclosed proxy card contain information about the Annual Meeting of Stockholders of Editas Medicine, Inc. (the ("Annual Meeting") to be held via the Internet at a virtual web conference at www.virtualshareholdermeeting.com/EDIT2020 on Wednesday, June 10, 2020 at 8:30 a.m. Eastern time. In light of the ongoing coronavirus disease of 2019 pandemic, we will be hosting our Annual Meeting virtually to support the health and well-being of our stockholders, employees, directors, and other meeting participants. There will not be a physical meeting location, and stockholders will not be able to attend the Annual Meeting online. Our stockholders are invited to attend virtually, the logistics of which are discussed more fully in the attached proxy statement. This means that you can attend the Annual Meeting online, vote your shares during the online meeting and submit questions during the online meeting by visiting the above-mentioned Internet site. The board of directors of Editas is using this proxy statement to solicit proxies for use at the Annual Meeting. In this proxy statement, unless expressly stated otherwise or the context otherwise requires, the use of "Editas," "our," "we" or "us" refers to Editas Medicine, Inc. and its wholly owned subsidiary.

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Stockholders to be Held on June 10, 2020:

This proxy statement and our 2019 Annual Report to Stockholders are available for viewing, printing and downloading at http://www.proxyvote.com.

        A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the "2019 Annual Report") as filed with the Securities and Exchange Commission ("SEC"), except for exhibits, will be furnished without charge to any stockholder upon written request to Editas Medicine, Inc., 11 Hurley Street, Cambridge, Massachusetts 02141. This proxy statement and our 2019 Annual Report are also available on the SEC's website at http://www.sec.gov.

        On or about April 28, 2020, we will mail a Notice of Internet Availability of Proxy Materials ("Notice") to our stockholders (other than those who previously requested electronic or paper delivery of proxy materials), directing stockholders to a website where they can access our proxy materials, including this proxy statement and our 2019 Annual Report, and view instructions on how to vote online or by telephone. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive access to those materials via e-mail unless you elect otherwise.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Purpose of the Annual Meeting

        At the Annual Meeting, our stockholders will consider and vote on the following matters:

  1.
  Election of two Class I directors to our board of directors (the "Board"), each to serve until the 2023 annual meeting of stockholders;

  2.
  Approval, on an advisory basis, of the compensation paid to our named executive officers;

  3.
  Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and

  4.
  Transaction of any other business properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting

        As of the date of this proxy statement, we are not aware of any business to come before the meeting other than the first three items noted above.

Board of Directors Recommendation

        Our Board unanimously recommends that you vote:

  FOR the election of the two nominees to serve as Class I directors on our Board, each for a three-year term;

  FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

  FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

Availability of Proxy Materials

        The Notice regarding our proxy materials, including this proxy statement and our 2019 Annual Report, is being mailed to stockholders on or about April 28, 2020. Our proxy materials are also available for viewing, printing and downloading on the Internet at http://www.proxyvote.com.

Who Can Vote during the Annual Meeting

        Only stockholders of record at the close of business on the record date of April 15, 2020, are entitled to receive notice of the Annual Meeting and to vote the shares of our common stock that they held on that date. As of April 15, 2020, there were 54,982,559 shares of our common stock issued and outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

Difference between a "stockholder of record" and a beneficial owner of shares held in "street name"

        Stockholder of Record.    If your shares are registered directly in your name with our transfer agent, Computershare, then you are considered a "stockholder of record" of those shares. In this case, your Notice has been sent to you directly by us. You may vote your shares by proxy prior to the Annual Meeting by following the instructions contained on such Notice.

        Beneficial Owners of Shares Held in Street Name.    If your shares are held in a brokerage account or by a bank, trust or other nominee or custodian, then you are considered the beneficial owner of those shares, which are held in "street name." In this case, your Notice has been forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to instruct that organization as to how to vote the shares held in your account by following the instructions contained on the voting instruction card provided to you by that organization.

How to Vote

        If you are a stockholder of record, you can vote your shares in one of two ways: either by proxy or virtually during the Annual Meeting. If you choose to vote by proxy, you may do so by telephone, via the Internet or by mail. Each of these methods is explained below. If you hold your shares of our common stock in multiple accounts, you should vote your shares as described in each set of proxy materials you receive.

  •
  By Telephone.  You may transmit your proxy voting instructions by calling 1-800-690-6903. You will need to have your Notice or proxy card in hand when you call.

  •
  Via the Internet.  You may transmit your proxy voting instructions via the Internet by accessing the website specified on the enclosed Notice or proxy card. You will need to have your Notice or proxy card in hand when you access the website.

  •
  By Mail.  If you received (or requested and received) a printed copy of the proxy materials, you may vote by proxy by completing, signing and dating the proxy card provided to you and returning it in the prepaid envelope provided to you.

  •
  Voting during the Annual Meeting.  You may vote during the Annual Meeting by accessing the website www.virtualshareholdermeeting.com/EDIT2020 and having your Notice or proxy card in hand. Even if you plan to attend the Annual Meeting, we urge you to vote your shares by proxy in advance of the Annual Meeting so that if you should become unable to attend the Annual Meeting your shares will be voted as directed by you. Online check-in will begin at 8:15 a.m. Eastern time on June 10, 2020. We will have technicians standing by and ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the log-in page at www.virtualshareholdermeeting.com/EDIT2020. Technical support will be available starting at 8:15 a.m. Eastern time on June 10, 2020.

        Telephone and Internet voting prior to the Annual Meeting for stockholders of record will be available up until 11:59 p.m. Eastern time on June 9, 2020, and mailed proxy cards must be received by June 10, 2020 in order to be counted at the Annual Meeting. If the Annual Meeting is adjourned or postponed, these deadlines may be extended.

        The voting deadlines and availability of telephone and Internet voting for beneficial owners of shares held in "street name" will depend on the voting processes of the organization that holds your shares. Therefore, we urge you to carefully review and follow the voting instruction card and any other materials that you receive from that organization. Stockholders that own stock in "street name" as of the date may virtually attend the meeting and vote your shares online while attending the meeting with your control number included on your voting instruction form.

Proposals Considered "Discretionary" and "Non-Discretionary"

        If your shares are held in "street name," your bank, broker or other nominee may under certain circumstances vote your shares if you do not return voting instructions. Banks, brokers or other nominees are permitted to vote customers' shares for which they have received no voting instructions on specified routine, or "discretionary," matters, but they are not permitted to vote these shares on other non-routine, or "non-discretionary," matters.

        The election of directors (Proposal No. 1) and the advisory vote on the compensation of our named executive officers (Proposal No. 2) are considered non-discretionary matters under applicable rules. Therefore, if your shares are held in "street name," your bank, broker or other nominee cannot vote on these matters without voting instructions from you and your shares will be counted as "broker non-votes." The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020 (Proposal No. 3) is considered a discretionary matter under applicable rules. Therefore, if your shares are held in "street name," your bank, broker or other nominee may exercise discretionary authority to vote on this matter in the absence of voting instructions from you.

Quorum

        A quorum of stockholders is necessary to hold a valid meeting. Our amended and restated by-laws provide that a quorum will exist if stockholders holding a majority of the shares of stock issued and outstanding and entitled to vote are present at the meeting virtually or by proxy. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.

        For purposes of determining whether a quorum exists, we will count as present any shares that are voted over the Internet, by telephone, by completing and submitting a proxy by mail or that are represented virtually at the Annual Meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or only votes on one of the proposals. In addition, we will count as present shares that are "broker non-votes."

Stockholder List

        A complete list of registered stockholders will be available at least 10 days prior to the meeting for inspection at our offices at 11 Hurley St., Cambridge, MA 02141. If you are unable to inspect this list in person, please contact our secretary by mail at Editas Medicine, Inc., 11 Hurley Street, Cambridge, Massachusetts 02141, Attention: Secretary, or by email at legal@editasmed.com to request such list. When making such request, please ensure that you have your Notice or proxy card available so that you can prove that you a registered stockholder. Such list will also be available for examination by the stockholders during the whole time of the Annual Meeting at www.virtualshareholdermeeting.com/EDIT2020.

Votes Required to Approve Proposals

        To be elected, a director must receive a plurality of the votes cast by stockholders entitled to vote on the election of directors (Proposal No. 1).

        To approve, on an advisory basis, the compensation of our named executive officers (Proposal No. 2), the holders of a majority of the shares voted on the matter and voting for or against such proposal must vote FOR the proposal. Because this vote is advisory and not binding on us or the Board in any way, the Board may decide that it is in our and our stockholders' best interests to compensate our named executive officers in an amount or manner that differs from that which is approved by our stockholders.

        The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and voted "for" or "against" such matter (Proposal No. 3). If your shares are held by your brokerage firm in "street name" and you do not provide voting instructions with respect to your shares, your brokerage firm may vote your shares on Proposal 3. Although stockholder ratification of the audit committee's appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 is not required, we believe that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved at the Annual Meeting, the audit committee may reconsider its appointment of Ernst &

Young LLP as our independent registered public accounting firm for the year ended December 31, 2020.

        Abstentions and broker non-votes will not be counted as votes cast or voted on any of the proposals. Accordingly, abstentions and broker non-votes will have no effect on the voting on any of the proposals.

Method of Counting Votes

        Each holder of common stock is entitled to one vote at the Annual Meeting on each matter to come before the Annual Meeting, including the election of directors, for each share held by such stockholder as of the record date. Votes cast virtually during the Annual Meeting or by proxy by mail, via the Internet or by telephone will be tabulated by the inspector of election appointed for the Annual Meeting, who will also determine whether a quorum is present.

Revoking a Proxy; Changing Your Vote

        If you are a stockholder of record, you may revoke your proxy before the vote is taken at the meeting:

  •
  by submitting a new proxy with a later date before the applicable deadline either signed and returned by mail or transmitted using the telephone or Internet voting procedures described in the "How to Vote" section above;

  •
  by voting online during the meeting; or

  •
  by filing a written revocation with our corporate secretary.

        If your shares are held in "street name," you may submit new voting instructions by contacting your bank, broker or other organization holding your account. Stockholders that own stock in "street name" as of such date may virtually attend the meeting and vote your shares online while attending the meeting with your control number included on your voting instruction form.

        Your virtual attendance at the Annual Meeting will not automatically revoke your proxy.

Questions at the Annual Meeting

        If you wish to submit a question on the day of the Annual Meeting, beginning at 8:30 a.m. Eastern time, on Wednesday, June 10, 2020, you may log into, and ask a question on, the virtual meeting platform at www.virtualshareholdermeeting.com/EDIT2020. Our virtual Annual Meeting will be governed by our Rules of Conduct which will be posted in advance of the meeting at https://ir.editasmedicine.com/annual-meeting-materials. The Rules of Conduct will address the ability of stockholders to ask questions during the meeting, including rules on permissible topics, and rules for how questions and comments will be recognized and disclosed to meeting participants. All questions received from stockholders during the virtual Annual Meeting will be posted on our investor relations website at https://ir.editasmedicine.com/annual-meeting-materials as soon as practicable following the Annual Meeting.

Costs of Proxy Solicitation

        We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, email, personal interviews and other means.

Voting Results

        We plan to announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

PROPOSAL NO. 1—ELECTION OF TWO CLASS I DIRECTORS

        Our Board currently consists of six members, including a chairman of the Board. In accordance with the terms of our restated certificate of incorporation and our amended and restated by-laws, our board of directors is divided into three classes (Class I, Class II and Class III), with members of each class serving staggered three-year terms. The members of the classes are divided as follows:

  •
  the Class I directors are James C. Mullen and Akshay K. Vaishnaw, M.D., Ph.D., and their terms will expire at the Annual Meeting;

  •
  the Class II directors are Cynthia Collins and Andrew Hirsch, and their terms will expire at the annual meeting of stockholders to be held in 2021; and

  •
  the Class III directors are Jessica Hopfield, Ph.D., and David T. Scadden, M.D., and their terms will expire at the annual meeting of stockholders to be held in 2022.

        Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.

        Our restated certificate of incorporation and our amended and restated by-laws provide that the authorized number of directors may be changed only by resolution of our Board. Our restated certificate of incorporation and amended and restated by-laws also provide that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an annual election of directors, and that any vacancy on our Board, including a vacancy resulting from an enlargement of our Board, may be filled only by vote of a majority of our directors then in office.

        Our Board has nominated Mr. Mullen and Dr. Vaishnaw for election as Class I directors at the Annual Meeting. Each of the nominees is presently a director, and each has indicated a willingness to continue to serve as director, if elected. If a nominee becomes unable or unwilling to serve, however, the proxies may be voted for substitute nominees selected by our Board.

        We have no formal policy regarding board diversity, but our Corporate Governance Guidelines provide that the background and qualifications of the members of our Board considered as a group should provide a significant breadth of experience, knowledge, and ability to assist our Board in fulfilling its responsibilities. Our priority in selection of Board members is identification of members who will further the interests of our stockholders through their established records of professional accomplishment, the ability to contribute positively to the collaborative culture among our Board members, knowledge of our business, understanding of the competitive landscape in which we operate and adherence to high ethical standards. Certain individual qualifications and skills of our directors that contribute to our Board's effectiveness as a whole are described in the following paragraphs.

Nominees for Election as Class I Directors

        Biographical information, including principal occupation and business experience during the last five years, for our nominees for election as Class I directors at our Annual Meeting is set forth below.

Age
James C. Mullen has served as chairman of our Board since March 2018. Mr. Mullen previously served as Chief Executive Officer and a director of Patheon N.V., a pharmaceutical contract development and manufacturing organization, from March 2011 until its acquisition by Thermo Fisher Scientific, Inc. ("Thermo Fisher"), a public biotechnology product development company, in August 2017. Prior to joining Patheon, from June 2000 to June 2010, Mr. Mullen served as the president and Chief Executive Officer of Biogen Inc. ("Biogen"), one of the world's largest biotechnology companies. Mr. Mullen held various operating positions at Biogen prior to becoming Chief Executive Officer, including Chief Operating Officer, Vice President, International, and Vice President, Operations. Prior to joining Biogen, Mr. Mullen held several manufacturing and engineering positions at SmithKline Beecham (now GlaxoSmithKline plc). Mr. Mullen has served on the board of directors of Thermo Fisher since November 2018 and as the executive chairman of the board of Vicarius Pharma AG, a private bio-pharmaceutical commercialization company, since August 2017. Mr. Mullen previously served on the board of directors of Insulet Corporation, a public medical device company ("Insulet"), from September 2017 until January 2019 and PerkinElmer, Inc., a public technology and service provider for diagnostics, research, environmental and industrial and laboratory services markets, from 2003 to April 2015. He also previously served as Chairman of the Biotechnology Innovation Organization. Mr. Mullen received a B.S. in Chemical Engineering from Rensselaer Polytechnic Institute and an M.B.A. from Villanova University. We believe that Mr. Mullen's more than 30 years of experience building leading biotechnology and pharmaceutical organizations on a global scale, including sitting on the board of directors of public and private life sciences companies, qualifies him to serve as a member of our Board.	61

Akshay K. Vaishnaw, M.D., Ph.D., has served as a member of our Board since July 2016. Dr. Vaishnaw has served as the President, Research and Development of Alnylam Pharmaceuticals, Inc. ("Alnylam"), a public company developing RNA-based therapies, since March 2018. Prior to that, Dr. Vaishnaw held a variety of positions at Alnylam, including Executive Vice President, Research and Development from December 2014 until March 2018, Chief Medical Officer from June 2011 until December 2016, Executive Vice President from June 2012 to December 2014, Senior Vice President from June 2011 to June 2012, Senior Vice President, Clinical Research from December 2008 to June 2011 and Vice President, Clinical Research from 2006 to 2008. Since May 2019, Dr. Vaishnaw has served as a director of Scholar Rock, Inc., a public biopharmaceutical company. From December 2014 until July 2018, Dr. Vaishnaw served as a director of Visterra, Inc., a private biopharmaceutical company. From 1998 to 2005, Dr. Vaishnaw held various positions at Biogen. Dr. Vaishnaw is a Fellow of the Royal College of Physicians, United Kingdom. He received his M.D. from University of Wales College of Medicine and his Ph.D. from the University of London. We believe Dr. Vaishnaw's qualifications to sit on our Board include his strong medical background and experience as an executive at biopharmaceutical companies.	57

Our Board recommends voting "FOR" the election of James C. Mullen and Akshay K. Vaishnaw, M.D., Ph.D., as Class I directors, for a three-year term ending at the annual meeting of stockholders to be held in 2023.

        Any properly submitted proxy will be voted in favor of the nominees unless a contrary specification is made in the proxy. The nominees have consented to serve as directors if elected. However, if any nominee is unable to serve or for good cause will not serve as a director, the persons named in the proxy intend to vote in their discretion for one or more substitutes who will be designated by our Board.

Directors Continuing in Office

        Biographical information, including principal occupation and business experience during the last five years, for our directors continuing in office after the Annual Meeting is set forth below.

Age
Class II Directors (Term Expires at 2021 Annual Meeting)

Cynthia Collins joined our Board in December 2018, has served as our President and Chief Executive Officer since August 2019 and previously served as our interim Chief Executive Officer from March 2019 until August 2019. Ms. Collins previously served as the Chief Executive Officer of Human Longevity, Inc. ("Human Longevity"), a genomics company, from January 2017 to December 2017. Prior to joining Human Longevity, Ms. Collins served as the Chief Executive Officer and GM of the Cell Therapy and Lab Businesses of GE Healthcare Life Sciences, a division of General Electric Company ("GE Healthcare"), a global digital industrial company, from April 2015 to December 2016, and as CEO of Clarient Diagnostics, Inc., a division of GE Healthcare, from October 2013 to April 2015. Prior to GE Healthcare, she served as Chief Executive Officer and director of GenVec, Inc., a public biopharmaceutical company, from May 2012 to September 2013 and as Group Vice President, Cellular Analysis of Beckman Coulter, a global supplier of diagnostic solutions, from 2007 to 2011. Ms. Collins also serves on the board of directors of Triumvira Immunologics, Inc., a private biotechnology company, since April 2018, DermTech, Inc., a public diagnostics company, since May 2018 and Biocare Medical, LLC, a private instrumentation and reagents company, since September 2018. Ms. Collins also served on the board of directors of Provista Dx, a private diagnostics company, from March 2018 until December 2018 and Cavidi AB, a private research and clinical diagnostics company, from March 2018 until June 2019. Ms. Collins received a BS, Microbiology from the University of Illinois, Urbana and an MBA from The University of Chicago Booth School of Business. We believe Ms. Collins' qualifications to sit on our Board include her significant experience as an executive at life sciences companies and her service as our President and Chief Executive Officer.	62

Andrew Hirsch has served as a member of our Board since May 2017. Mr. Hirsch is currently the Chief Financial Officer and Head of Corporate Development of Agios Pharmaceuticals, Inc. ("Agios"), a public biotechnology company. Mr. Hirsch has served as Agios' Chief Financial Officer since September 2016 and as its Head of Corporate Development since March 2018. He has more than 22 years of experience in a range of strategic and operating roles in business, including over 17 years in the biotech industry, most recently having served as President and Chief Executive Officer of BIND Therapeutics, Inc., a biotechnology company ("BIND"), from March 2015 until August 2016. Prior to being named President and Chief Executive Officer at BIND, Mr. Hirsch held several other leadership positions at BIND, including Chief Operating Officer from February 2014 to March 2015, and Chief Financial Officer from July 2012 to March 2015. In May 2016, BIND filed a voluntary petition for bankruptcy under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court. Prior to joining BIND, Mr. Hirsch was Chief Financial Officer at Avila Therapeutics, Inc., a biotechnology company, from June 2011 until its acquisition by Celgene Corporation, a public biopharmaceutical company, in March 2012. From 2002 to 2011, Mr. Hirsch held roles of increasing responsibility at Biogen, including vice president of Corporate Strategy and M&A and program executive for the Tecfidera development team. He holds an M.B.A. from the Tuck School at Dartmouth College and a B.A. in Economics from the University of Pennsylvania. We believe Mr. Hirsch's qualifications to sit on our Board include his strong business background and experience as an executive at biopharmaceutical companies.	49

Age
Class III Directors (Term Expires at 2022 Annual Meeting)

Jessica Hopfield, Ph.D., joined our Board in February 2018. Dr. Hopfield has served on the board of directors of Insulet since July 2015 and as its lead independent director from August 2016 until January 2019 and on the board of directors of Radius Health, Inc., a public biopharmaceutical company, since January 2019. Since 2013, Dr. Hopfield has served on the Board of Trustees of the Joslin Diabetes Center, including as the Chairperson from October 2015 until July 2019. From 2013 to October 2015, Dr. Hopfield also served as the Vice Chair of the Board of Trustees of the Joslin Diabetes Center. Since 2010, Dr. Hopfield has been the principal at J Hopfield Consulting providing guidance and executive coaching to start-up technology firms. From 1995 to 2009, Dr. Hopfield was a Partner of McKinsey & Company in its global pharmaceuticals and medical devices practice and she served clients across pharmaceutical, biotechnology, medical device and consumer industries with a focus on strategy, R&D management, and marketing. Dr. Hopfield also previously held management positions at Merck Sharp & Dohme Corp. in clinical development, outcomes research, and marketing, and served on the board of rEVO Biologics, a private company. Dr. Hopfield earned a B.S. from Yale College, an M.B.A. from Harvard Graduate School of Business Administration as a Baker Scholar, and a Ph.D. in Neuroscience/Biochemistry from The Rockefeller University. We believe that Dr. Hopfield's executive and consulting experience in the healthcare, pharmaceutical, and medical device industries qualifies her to serve as a member of our Board.	55

David T. Scadden, M.D., joined our Board in February 2019. Dr. Scadden is the Gerald and Darlene Jordan Professor of Medicine at Harvard University, a position he has held since 2006. Since 1995, Dr. Scadden has practiced at the Massachusetts General Hospital, where he founded and directs the Center for Regenerative Medicine and directed the Hematologic Malignancies Center of the MGH Cancer Center for 10 years. Dr. Scadden co-founded and co-directs the Harvard Stem Cell Institute and is Chairman emeritus and Professor of the Harvard University Department of Stem Cell and Regenerative Biology. He is a member of the National Academy of Medicine and the American Academy of Arts and Sciences and a Fellow of the American College of Physicians and the American Academy for the Advancement of Science. He is a former affiliate member of the Broad Institute of Harvard and the Massachusetts Institute of Technology and is a former member of the Board of External Experts for the National Heart, Lung and Blood Institute, the Board of Scientific Counselors for the National Cancer Institute and Board of Directors of the International Society for Stem Cell Research. Dr. Scadden has served on the boards of Agios since May 2017 and Magenta Therapeutics, Inc., a public biotechnology company, since November 2016, where he is a scientific founder, and private biotechnology companies LifeVault Bio and Clear Creek Bio, Inc. since May 2017 and February 2017, respectively, and is a scientific founder of Fate Therapeutics, Inc., a public biotechnology company. Dr. Scadden holds a B.A. from Bucknell University in English, an M.D. from Case Western Reserve University and holds honorary degrees, including an A.M. from Harvard Medical School, an Sc.D. from Bucknell University, D. Sci from Case Western Reserve University and an M.D. from Lund University in Sweden. We believe Dr. Scadden is qualified to serve on our Board due to his scientific expertise in the fields of hematology and oncology.	67

        There are no family relationships between or among any of our directors or executive officers. The principal occupation and employment during the past five years of each of our directors was carried on, in each case except as specifically identified above, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our directors and any other person or persons pursuant to which he or she is to be selected as a director.

        There are no material legal proceedings to which any of our directors is a party adverse to us or any of our subsidiaries or in which any such person has a material interest adverse to us or any of our subsidiaries.

Executive Officers Who Are Not Directors

        Biographical information for our current executive officers who are not directors is listed below.

Age
Charles Albright, Ph.D., has served as our Chief Scientific Officer since August 2016 and our Executive Vice President and Chief Scientific Officer since August 2019. Prior to joining our company, Dr. Albright served in a variety of roles at Bristol-Myers Squibb Company, a biopharmaceutical company, from January 2004 to August 2016, serving most recently as the Vice President, Genetically Defined Diseases and Genomics. Dr. Albright received his B.S. in chemical engineering and a Ph.D. in biology from the Massachusetts Institute of Technology.	62

Judith Abrams, M.D., has served as our Chief Medical Officer since October 2019. Dr. Abrams is also currently an Adjunct Associate Clinical Professor, Department of Medicine, New York University School of Medicine. Prior to joining our company, Dr. Abrams served as Franchise Lead, Immunology and Neurology, Global Drug Safety Innovation at EMD Serono Research and Development Institute, Inc., a biopharmaceutical company, from September 2017 until October 2019, Chief Medical Officer, CorMedix Inc., a public biopharmaceutical company, from February 2017 until August 2017, Head, Otezla® (Apremilast) Global Clinical Submission Team, Celgene Corporation from January 2012 to January 2017, Vice President, Medical & Science Inflammation, Novo Nordisk, Inc., a subsidiary of Novo Nordisk A/S, a global healthcare company, from October 2010 to January 2012, Vice President, Clinical Development, NPS Pharmaceuticals, Inc., a public biopharmaceutical company, from July 2009 to October 2010, and a variety of roles of increasing responsibility at Johnson & Johnson Pharmaceutical Research and Development, a pharmaceutical company and subsidiary of Johnson & Johnson. from November 2002 to July 2009. Dr. Abrams received her M.D. from the University of Toronto. She completed her fellowship in Internal Medicine and Rheumatology at the University of Toronto and a post-doctoral fellowship in Molecular Immunology at Stanford University School of Medicine.	60

Michelle Robertson has served as our Chief Financial Officer since January 2020. Ms. Robertson previously served as the Chief Financial Officer of Momenta Pharmaceuticals, Inc. ("Momenta"), a publicly traded biotechnology company, from October 2018 until January 2020, and as Vice President, Financial Planning and Analysis of Momenta from May 2017 to October 2018. Prior to joining Momenta, Ms. Robertson was Vice President, Oncology Finance for Baxalta, Inc., a biopharmaceutical company, following its spin-off from Baxter International, from 2015 to 2016. From 2012 to 2015, Ms. Robertson served as Head of Financial Planning and Analysis and Operations Excellence at Ironwood Pharmaceuticals, Inc., and prior to that, held various leadership positions in the Oncology and Biosurgery divisions of Finance and Commercial Operations at Genzyme Corporation (now Sanofi Genzyme), a biotechnology company. Ms. Robertson received her B.S. in Finance and A.S. in Accounting and Management from Bentley University.	53

CORPORATE GOVERNANCE

Director Nomination Process

        The nominating and corporate governance committee of our Board (the "Nominating and Corporate Governance Committee") is responsible for identifying individuals qualified to serve as directors, consistent with criteria approved by our Board, and recommending the persons to be nominated for election as directors, except where we are legally required by contract, law or otherwise to provide third parties with the right to nominate directors.

        The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and our Board. The qualifications, qualities and skills that the Nominating and Corporate Governance Committee believes must be met by a committee-recommended nominee for a position on our Board are as follows:

  •
  Nominees should have a reputation for integrity, honesty and adherence to high ethical standards.

  •
  Nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives and should be willing and able to contribute positively to our decision-making process.

  •
  Nominees should have a commitment to understand our company and our industry and to regularly attend and participate in meetings of our Board and its committees.

  •
  Nominees should have the interest and ability to understand the sometimes conflicting interests of our various constituencies, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders.

  •
  Nominees should not have, nor appear to have, a conflict of interest that would impair the nominee's ability to represent the interests of all of our stockholders and to fulfill the responsibilities of a director.

  •
  Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law. The value of diversity on our Board is considered.

  •
  Nominees should normally be able to serve for at least three years before reaching the age of 75.

        The Nominating and Corporate Governance Committee may use a third party search firm in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate. During 2019, we engaged a third party search firm to identify appropriate director candidates for our Board and such firm identified David T. Scadden, M.D., who was appointed to our Board during 2019.

        Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates. Any such proposals should be submitted to our corporate secretary at our principal executive offices and should include appropriate biographical and background material to allow the Nominating and Corporate Governance Committee to properly evaluate the potential director candidate and the number of shares of our stock beneficially owned by the stockholder proposing the candidate. The specific requirements for the information that is required to be provided for such recommendations to be considered are specified in our amended and restated by-laws and must be received by us no later than the date referenced below under the heading

"Stockholder Proposals." Assuming that biographical and background material has been provided on a timely basis, any recommendations received from stockholders will be evaluated in the same manner as potential nominees proposed by the Nominating and Corporate Governance Committee. If our Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included on our proxy card for the next annual meeting.

Director Independence

        Rule 5605 of the Nasdaq Listing Rules requires a majority of a listed company's board of directors to be comprised of independent directors within one year of listing. In addition, the Nasdaq Listing Rules require that, subject to specified exceptions, each member of a listed company's audit, compensation and nominating and corporate governance committees be independent under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Audit committee members must also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act, and compensation committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. Under Rule 5605(a)(2), a director will only qualify as an "independent director" if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In order to be considered independent for purposes of Rule 10C-1, the board must consider, for each member of a compensation committee of a listed company, all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director's ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: the source of compensation of the director, including any consulting advisory or other compensatory fee paid by such company to the director; and whether the director is affiliated with the company or any of its subsidiaries or affiliates.

        Our Board has reviewed the composition of our Board and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that each of Drs. Hopfield, Scadden and Vaishnaw and Messrs. Mullen and Hirsch is an "independent director" as defined under Nasdaq Listing Rules. Our Board has also determined that Messrs. Mullen and Hirsch and Dr. Hopfield, who comprise the audit committee of our Board (the "Audit Committee"), and Messrs. Mullen and Hirsch and Dr. Vaishnaw, who comprise the organization, leadership and compensation committee of our Board (the "Compensation Committee"), satisfy the independence standards for such committees established by the SEC and the Nasdaq Listing Rules, as applicable. In making such determination, our Board considered the relationships that each such non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

        Cynthia Collins served on our Board for all of the fiscal year ended December 31, 2019, and Katrine Bosley served on our Board for a portion of such year, but they did not serve on any committee of the Board and were not determined to be independent directors as defined under Nasdaq Listing Rules.

Board Committees

        Our Board has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and a science and technology committee (the "Science and Technology Committee") and may from time to time form such other committees that the Board deems necessary. Each of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and the Science and Technology Committee operates under a charter, and each such committee reviews its respective charter at least annually. A current copy of the charter for each of the Audit Committee, Compensation Committee, the Nominating and Corporate Governance Committee and the Science and Technology Committee is posted on the corporate governance section of the "Investors" section on our website, which is located at http://www.editasmedicine.com.

Audit Committee

        The members of the Audit Committee are Andrew Hirsch, James C. Mullen and Jessica Hopfield, Ph.D. Mr. Hirsch is the chair of the Audit Committee. Our Board has determined that Mr. Hirsch is an "audit committee financial expert," as defined in applicable SEC rules. In making this determination, our Board has considered the formal education and nature and scope of the Audit Committee members' previous experience, coupled with past and present service on various audit committees. The Audit Committee assists our Board in its oversight of our accounting and financial reporting process and the audits of our consolidated financial statements. The Audit Committee met 9 times during the year ended December 31, 2019, including telephonic meetings. The Audit Committee's responsibilities include:

  •
  appointing, approving the compensation of, and assessing the independence of the registered public accounting firm;

  •
  overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

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  reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly consolidated financial statements and related disclosures;

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  monitoring our internal control over financial reporting, disclosure controls and procedures, and code of business conduct and ethics;

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  overseeing our internal audit function, if any;

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  discussing our risk management policies;

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  establishing procedures for the receipt and retention of accounting related complaints and concerns;

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  meeting independently with our internal auditing staff, our independent registered public accounting firm, and management;

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  reviewing and approving or ratifying any related person transactions; and

  •
  preparing the Audit Committee report required by SEC rules.

        All audit services to be provided to us and all non-audit services, other than de minimis non-audit services, to be provided to us by our registered public accounting firm must be approved in advance by the Audit Committee.

Organization, Leadership and Compensation Committee

        The members of the Compensation Committee are James C. Mullen, Andrew Hirsch and Akshay K. Vaishnaw, M.D., Ph.D. Mr. Mullen is the chair of the Compensation Committee. The Compensation Committee assists our Board in the discharge of its responsibilities relating to the compensation of our executive officers and other members of senior management. The Compensation Committee met 10 times during the year ended December 31, 2019, including telephonic meetings. The Compensation Committee's responsibilities include:

  •
  reviewing and making recommendations to our Board with respect to the compensation of our chief executive officer;

  •
  reviewing and approving, or making recommendations to our Board with respect to, the compensation of our other executive officers and senior management;

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  overseeing the evaluation and leadership development of our senior executives, including reviewing development, retention and succession plans for such senior executives, excluding succession planning for our chief executive officer;

  •
  assessing, monitoring and making recommendations to our Board with respect to our organizational health, leadership development programs and processes designed to attract, motivate, develop and retain employees;

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  reviewing and making recommendations to our Board with respect to our incentive compensation and equity-based compensation plans;

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  overseeing and administering our equity-based plans;

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  reviewing and making recommendations to our Board with respect to director compensation;

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  reviewing and discussing with management our "Compensation Discussion and Analysis" disclosure; and

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  preparing the compensation committee report required by SEC rules, which is included in this proxy statement.

        The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees, as well as outside advisors or consultants, may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice, or to otherwise participate in Compensation Committee meetings. No officer may participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding the compensation for such officer or any immediate family member of such officer. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities, and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting, or other advisors and consultants, and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant's reasonable fees and other retention terms.

        Historically, the Compensation Committee reviews all compensation components including base salary, bonus, benefits and equity incentives, as well as severance arrangements, change-in-control benefits and other forms of executive officer compensation and provides a recommendation to the Board on the compensation of our chief executive officer. In addition, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy, and new trends, plans, or approaches to compensation, at various meetings throughout the year. The Compensation Committee also makes recommendations to our Board regarding the compensation of non-employee directors and has the authority to administer our equity-based plans.

        Under its charter, the Compensation Committee may from time to time delegate authority to subcommittees as it deems appropriate. Pursuant to our 2015 Stock Incentive Plan, the Compensation Committee has delegated to our chief executive officer the authority to approve grants of stock options to employees who are not executive officers and an annual aggregate maximum amount of awards that can be granted pursuant to such delegated authority.

Nominating and Corporate Governance Committee

        The members of the Nominating and Corporate Governance Committee are James C. Mullen, Jessica Hopfield, Ph.D., and David T. Scadden, M.D. Mr. Mullen is the chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met 6 times during the year ended December 31, 2019, including telephonic meetings. The Nominating and Corporate Governance Committee's responsibilities include:

  •
  identifying individuals qualified to become members of our Board;

  •
  recommending to our Board the persons to be nominated for election as directors and to each of our Board's committees;

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  developing and recommending to our Board corporate governance principles;

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  overseeing succession planning for our chief executive officer; and

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  overseeing periodic evaluations of our Board.

Science and Technology Committee

        The members of the Science and Technology Committee are Jessica Hopfield, Ph.D., David T. Scadden, M.D. and Akshay K. Vaishnaw, M.D., Ph.D. Dr. Vaishnaw is the chair of the Science and Technology Committee. The Science and Technology Committee met 5 times during the year ended December 31, 2019. Our Science and Technology Committee's responsibilities include:

  •
  assisting our Board's oversight of our research and development activities and advising the Board with respect to strategic and tactical scientific issues;

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  reviewing, evaluating, and advising our Board and management regarding our long-term strategic goals and objectives and the quality and direction of our research and development program;

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  monitoring and evaluating trends in research and development, and recommending to our Board and management emerging technologies for building our technological strength;

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  recommending approaches to acquiring and maintaining technology positions (including but not limited to contracts, grants, collaborative efforts, alliances, and capital);

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  advising our Board and management on the scientific aspects of business development transactions;

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  regularly reviewing our research and development pipeline;

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  assisting our Board with its oversight responsibility for enterprise risk management in areas affecting our research and development; and

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  reviewing such other topics as delegated to the Science and Technology Committee from time to time by our Board.

Board and Committee Meetings Attendance

        The full Board met 11 times during 2019. During 2019, each member of the Board attended in person or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which such person has been a director) and (ii) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served).

Director Attendance at Annual Meeting of Stockholders

        Although we do not have a formal policy regarding attendance by members of our Board at our annual meeting of stockholders, we encourage all of our directors to attend. All members of our Board attended our 2019 annual meeting of stockholders, except Mr. Hirsch.

Code of Business Conduct and Ethics

        We have adopted a written code of business conduct and ethics that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is posted under the heading "Corporate Governance" on the Investors & Media section of our website, which is located at http://www.editasmedicine.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

Corporate Governance Guidelines

        Our Board has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. The guidelines provide that:

  •
  our Board's principal responsibility is to oversee the management of our company;

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  except as required by Nasdaq rules, a majority of the members of our Board must be independent directors;

  •
  the independent directors meet in executive session at least twice a year;

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  directors have full and free access to management and, as necessary, independent advisors; and

  •
  the Nominating and Corporate Governance Committee will oversee periodic self-evaluations of the Board to determine whether it and its committees are functioning effectively

        A copy of the corporate governance guidelines is posted under the heading "Corporate Governance" on the Investors & Media section of our website, which is located at http://www.editasmedicine.com.

Board Leadership Structure and Board's Role in Risk Oversight

        In March 2018, our Board appointed James C. Mullen, an independent director under applicable Nasdaq rules, as chairman of the Board, a role he has served in since then. Prior to Mr. Mullen's appointment, we did not have a chairman of the Board. Mr. Mullen's duties as chairman of the Board include determining the frequency and length of board meetings, recommending when special meetings of the Board should be held, preparing or approving the agenda for each Board meeting, chairing meetings of our independent directors, meeting with any director who is not adequately performing his or her duties as a member of the Board or any committee of the Board, facilitating communications between management and the Board, and assisting with other corporate governance matters. Our

Board believes that separating the duties of the chairman of the Board from the duties of our chief executive officer enhances the Board's oversight of, and independence from, management, while also allowing our chief executive officer to focus on our day-to-day business operations instead of Board administration. The Board evaluates our Board leadership structure from time to time and may recommend or implement further alterations of this structure in the future.

        Risk is inherent with every business and how well a business manages risk can ultimately determine its success. We face a number of risks, including those described under "Risk Factors" in our 2019 Annual Report and in the other reports we file with the SEC from time to time. Our Board is actively involved in oversight of risks that could affect us. This oversight is conducted primarily by our full Board, which has responsibility for general oversight of risks. Our Board oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis and our Board and its committees oversee the risk management activities of management. Our Board satisfies this responsibility through full reports by each committee chair regarding the committee's considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company, including those related to any potential security breaches. The Audit Committee oversees risk management activities related to financial controls, legal and compliance risks and cybersecurity risks. The Compensation Committee oversees risk management activities relating to our compensation policies and practices, our organizational health and succession planning for the members of our senior management. The Nominating and Corporate Governance Committee oversees risk management activities relating to our Board's composition and succession planning for our chief executive officer. In addition, members of our senior management team attend our quarterly Board meetings and are available to address any questions or concerns raised by the Board on risk management and any other matters. Our Board believes that full and open communication between management and the Board is essential for effective risk management and oversight.

Communication with Our Directors

        Any interested party with concerns about our company may report such concerns to our Board by submitting a written communication to the attention of our corporate secretary or the chairman of the Board at the following address:

c/o Editas Medicine, Inc.
11 Hurley Street
Cambridge, Massachusetts 02141
United States

        You may submit your concern anonymously or confidentially by mail. You may also indicate whether you are a stockholder, customer, supplier, or other interested party.

        Communications will be forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the Board (if one is appointed and is an independent director), the lead director (if one is appointed) or otherwise the chairman of the nominating and corporate governance committee, subject to the advice and assistance of counsel, consider to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

        This section discusses the principles underlying our policies and decisions with respect to all material elements of the compensation of our named executive officers.

        Our named executive officers for the fiscal year ended December 31, 2019, were:

  •
  Cynthia Collins, our president and chief executive officer;

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  Charles Albright, Ph.D., our executive vice president and chief scientific officer;

  •
  Judith Abrams, M.D., our chief medical officer;

  •
  Katrine S. Bosley, our former president and chief executive officer, who ceased serving as our president and chief executive officer on March 1, 2019;

  •
  Erik Ek, our former interim chief financial officer, who ceased serving as our interim chief financial officer on January 8, 2020;

  •
  Andrew A.F. Hack, M.D., Ph.D., our former chief financial officer, who ceased serving as our chief financial officer on March 1, 2019; and

  •
  Vic Myer, Ph.D., our former chief technology officer, who ceased serving as our chief technology officer on October 7, 2019.

        During 2019, we experienced significant management changes. In early 2019, we announced that Ms. Bosley would be leaving Editas on March 1, 2019 and that Ms. Collins, then a director of our company, would be appointed as interim chief executive officer. Previously, in December 2018, Dr. Hack, our previous chief financial officer, had announced his resignation effective March 1, 2019 and we engaged FTI Consulting, Inc. ("FTI") for the services of Mr. Ek, who served as our interim chief financial officer from March 2019 until January 8, 2020.

        In August 2019, we announced that Ms. Collins had accepted the position as our permanent chief executive officer. Additionally, in August 2019, Dr. Albright, who has served as our chief scientific officer since 2016, was promoted to the position of executive vice president and chief scientific officer. In October 2019, Dr. Abrams joined us as chief medical officer. In addition, in October 2019, Dr. Myer left our company. On January 9, 2020, Michelle Robertson joined as our chief financial officer.

        For a discussion of the compensation paid to Ms. Collins, Dr. Abrams, Mr. Ek and Ms. Bosley, please see "—Compensation of Our New Chief Executive Officer," "—Compensation of Our New Chief Medical Officer," and "—Employment, Severance, Change in Control Arrangements, Separation and Consulting Arrangements." The compensation we agreed to pay Ms. Collins resulted from negotiations between our Compensation Committee and Ms. Collins, and reflects the compensation required, initially, to secure her services on an interim basis and the temporary nature of the position, and later to hire her as our permanent chief executive officer. The compensation we agreed to pay Dr. Abrams reflects the compensation negotiated with her in connection with her hire in late 2019. The compensation paid to Mr. Ek reflects the negotiated terms between our company and his employer, FTI, and the temporary role he was asked to play at our company. For a discussion of the letter agreement we entered into with Ms. Bosley in connection with her departure from our company see "—Employment, Severance, Change in Control Arrangements, Separation and Consulting Arrangements."

        As a result of these special circumstances, the compensation paid to Ms. Collins, Dr. Abrams, Ms. Bosley and Mr. Ek varies from the compensation for our other named executive officers and from our historical practices. In addition, Ms. Bosley, Dr. Hack and Mr. Ek were not included in the annual compensation review undertaken by the Compensation Committee in 2019 and are excluded from the discussion below under "—Executive Compensation Elements & Decisions."

Say-on-Pay Vote Results

        At our 2019 annual meeting of stockholders, we conducted a non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a "say-on-pay" vote, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Over 96% of the votes cast by stockholders on this proposal, excluding broker non-votes and abstaining votes, were cast in support of the compensation paid to our named executive officers. While this vote is a non-binding advisory vote, our Compensation Committee and Board take the voting results into account in determining the compensation of our named executive officers. Given the strong level of support evidenced by last year's say-on-pay vote, among other factors, and except for compensation paid to named executive officers that served on an interim basis or were hired in 2019, our Compensation Committee decided to maintain our general approach to executive compensation and made no significant changes to our executive compensation program this year.

        Our Compensation Committee and Board will continue to consider stockholder input and monitor our executive compensation program to ensure it aligns the interests of our named executive officers with the interests of our stockholders and adequately addresses any stockholder concerns that may be expressed in future votes. Consistent with the recommendation of our Board and the preference of our stockholders as reflected in the non-binding advisory vote on the frequency of future "say-on-pay" votes conducted at our 2019 annual meeting of stockholders, our stockholders will have an opportunity annually to cast an advisory vote in connection with compensation for our named executive officers.

About Editas Medicine

        We are a leading, clinical stage genome editing company dedicated to developing potentially transformative genomic medicines to treat a broad range of serious diseases. Our mission is to translate the promise of genome editing into a broad class of differentiated, transformational medicines for diseases of high unmet need.

Compensation Objectives and Philosophy

        Our compensation programs are designed to attract and retain qualified and talented executives, motivate such executives to achieve our business goals and reward them for short-and long-term performance with a simple and clear compensation structure. To achieve its objectives, the

Compensation Committee structures our executives' compensation with a number of elements, each with its own focus and purpose.

Element of Pay	Purpose	Targeted Market Positioning
Base Salary	Provide a fixed amount of compensation that reflects each executive's role, level of experience, and performance.	Within a competitive range
Annual Performance-based Cash Bonuses	Motivate the achievement of business goals that the Compensation Committee believes are important to the overall success of the business and will enhance stockholder value over time.	50th Percentile
Equity Incentives
	Assist in retaining our named executive officers and aligning their interests with those of our stockholders by allowing them to participate in the longer-term success of our company as reflected in the appreciation of our stock price.	50th Percentile
Other Benefits	Provide benefits, including severance, to our named executive officers that protect their health and welfare and allow them to focus on achieving our mission and objectives.	Within a competitive range

        The Compensation Committee retains the authority and flexibility to vary the compensation of any individual named executive officer from the targeted pay framework, based on the unique responsibilities and requirements of his or her position, his or her experience and qualifications, internal parity relative to similar positions within our company, and individual or company performance relative to performance goals and our selected peer group to ensure appropriate pay-for-performance alignment. While we do not have a formal or informal policy for allocating between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation, historically, a majority of the compensation for our named executive officers is long-term compensation, balanced with sufficient short-term incentives to encourage consistently strong performance. The charts below illustrate the balance of compensation for Ms. Collins, our current chief executive officer, based on the annualized compensation paid to her in her capacity as our permanent chief executive officer in 2019, and for Drs. Albright and Abrams, the two other named executive officers that remain officers of our company.

CEO 2019 Compensation Mix(1)	Average of Other Named Executive Officers 2019 Compensation Mix

(1)
Does not include the compensation, including equity awards, paid to Ms. Collins in connection with her service as a non-employee director of our company and as our interim chief executive officer during 2019. Additionally, her base salary and performance-based cash bonus for her service as our permanent chief executive officer during 2019 has been annualized for purposes of this graph.

Executive Compensation Process

        Role of our Compensation Committee. The Compensation Committee is responsible for, among other things, reviewing and approving, or recommending for approval by our Board, the compensation of our executive officers and our senior management, including salary, bonus and incentive compensation levels, equity compensation (including awards to induce employment), severance arrangements, change-in-control benefits and other forms of executive officer compensation. A full description of the Compensation Committee's role and responsibilities is in the Compensation Committee's charter, which is available on our website.

        Role of Management. As a part of determining named executive officer performance and compensation, the Compensation Committee receives recommendations from our chief executive officer (except with respect to her own compensation and performance). Our chief executive officer's performance and compensation is approved by our Board based upon the recommendation of the Compensation Committee. The evaluation of each of our named executive officers is based on our overall corporate performance against annual goals that are approved by our Board at the beginning of each year, as discussed in more detail below. At the invitation of the Compensation Committee, certain members of our senior management also participate in Compensation Committee meetings to share their perspective and relevant information on topics that the Compensation Committee is discussing.

        Role of the Compensation Committee's Independent Compensation Consultant. The Compensation Committee has the sole authority to retain, at our expense, one or more third-party compensation consultants to assist the committee in performing its responsibilities. The Compensation Committee may terminate the services of the consultant if the Compensation Committee deems it appropriate. The Compensation Committee utilized the services of Pearl Meyer & Partners, LLC ("Pearl Meyer") to assist it in fulfilling its responsibilities in 2018, 2019 and 2020. Pearl Meyer was retained exclusively by the Compensation Committee and has not been retained by management to perform any work for our company other than projects performed at the direction of the Compensation Committee. Pearl Meyer provided analysis and recommendations regarding:

  •
  trends and emerging topics with respect to executive compensation;

  •
  peer group selection for executive compensation benchmarking;

  •
  compensation practices of the selected peer group;

  •
  compensation philosophy and programs, including risk assessment, for executives; and

  •
  stock utilization and other relevant metrics.

        Pearl Meyer advised the Compensation Committee on all the principal aspects of executive compensation, including executive new hire compensation arrangements. Pearl Meyer consultants attended meetings of the Compensation Committee, including executive sessions in which executive compensation issues are discussed, when requested to do so. Pearl Meyer reported to the Compensation Committee and not to management, although it met with management for purposes of gathering information for its analyses and recommendations. The Compensation Committee annually evaluates its engagement of compensation consultants, and selected Pearl Meyer to advise with respect to compensation matters based on Pearl Meyer's industry experience and reputation, which the Compensation Committee concluded gave Pearl Meyer useful context and knowledge to advise it. The Compensation Committee has assessed the independence of Pearl Meyer pursuant to SEC and Nasdaq rules and concluded that no conflict of interest exists that would prevent Pearl Meyer from independently advising the Compensation Committee.

        Defining and Comparing Compensation Benchmarks. The Compensation Committee benchmarks our executive compensation against a peer group of companies to determine competitiveness and market trends. The Compensation Committee reviews the companies in our peer group annually, reviews Pearl Meyer's recommendations regarding which companies should be included in the peer group and makes adjustments as necessary to ensure the peer group continues to properly reflect the market in which we compete for talented executives. The Compensation Committee also annually reviews the executive pay practices of other similarly-situated companies as reported by Pearl Meyer through industry surveys and proxy analysis. These surveys are specific to the biopharmaceutical and biotechnology sector. The Compensation Committee requests customized reports of these surveys so that the compensation data reflect the practices of companies that are like us. The Compensation Committee considers this information when making determinations or recommendations for each element of compensation for our named executive officers.

        In developing the peer group of companies to inform 2019 compensation decisions, our Compensation Committee, with the assistance of Pearl Meyer, established a peer group of 20 publicly traded, national and regional companies in the biopharmaceutical industry that was selected based on two categories of companies:

  •
  publicly traded discovery or development stage gene editing or gene therapy companies; and

  •
  publicly traded, Massachusetts-based biotechnology or biopharmaceutical companies that we believe we compete with for executive talent.

        Based on these criteria, our peer group for 2019 was comprised of the following companies:

Agios Pharmaceuticals, Inc.	Blueprint Medicines Corporation	Sangamo Therapeutics, Inc.
Acceleron Pharma Inc.	CRISPR Therapeutics AG	Seres Therapeutics, Inc.
Adverum Biotechnologies, Inc.	Epizyme, Inc.	Spark Therapeutics, Inc.
Akebia Therapeutics, Inc.	Fate Therapeutics, Inc.	Syros Pharmaceuticals, Inc.
Arrowhead Pharmaceuticals, Inc.	Intellia Therapeutics Inc.	Voyager Therapeutics, Inc.
Audentes Therapeutics, Inc.	Regenxbio Inc.	WAVE Life Sciences Ltd.
bluebird bio, Inc.	Sage Therapeutics, Inc.

        Twelve of the twenty peer companies were determined to be focused in the gene editing or therapy space and the remaining eight peer companies were other local companies that potentially competed with us for qualified employees. The peer group was reviewed for reasonableness based on the following aggregate size statistics:

Company	Market Capitalization (Dollar Amounts in Millions)(1)	Research and Development Expenses (Dollar Amounts in Millions)(2)	Number of Employees(3)
Median Company in 2019 Peer Group	$1,404	$92	139
Editas	$1,467	$101	112

(1)
Such amounts were based on publicly available data as of August 28, 2018.

(2)
Research and development expenses represent such expenses for the most recent four quarters of available public data as of August 2018. For our company, such amounts represent the twelve-month period ending on June 30, 2018.

(3)
Most recently available public data as of June 2018.

        In evaluating the compensation of our named executive officers for 2019, Pearl Meyer also compared the compensation of select named executive officers to a broader biotechnology industry group, with a focus on public biopharmaceutical companies that were of an equivalent size as our company.

        The Compensation Committee believed the compensation practices of our peer group provide us with appropriate compensation benchmarks for evaluating the compensation of our named executive officers. Notwithstanding the similarities of the peer group to our company, due to the nature of our business, we compete for executive talent with many companies that are larger and more established than we are or that possess greater resources than we do, as well as with prestigious academic and non-profit institutions. Other considerations, including market factors, the experience level of the executive and the executive's performance against established corporate goals and individual objectives, may require that the Compensation Committee vary from its historic compensation practices or deviate from its general compensation philosophy under certain circumstances.

        For the purposes of informing 2020 compensation decisions, the Compensation Committee, with the advice of Pearl Meyer, examined our peer group list using the same criteria as the previous year and approved the following companies as our 2020 peer group:

Acceleron Pharma Inc.	Blueprint Medicines Corporation	Regenxbio Inc.
Adverum Biotechnologies, Inc.	CRISPR Therapeutics AG	Rubius Therapeutics, Inc.*
Allogene Therapeutics, Inc.*	Epizyme, Inc.	Sangamo Therapeutics, Inc.
Arrowhead Pharmaceuticals, Inc.	Fate Therapeutics, Inc.	Syros Pharmaceuticals, Inc.
Audentes Therapeutics, Inc.	Homology Medicines, Inc.*	Voyager Therapeutics, Inc.
AVROBIO, Inc.*	Intellia Therapeutics Inc.	WAVE Life Sciences Ltd.
bluebird bio, Inc.	Magenta Therapeutics, Inc.*

*
Addition to 2020 peer group.

        In determining the 2020 peer group as compared to the 2019 peer group, the Compensation Committee removed Agios Pharmaceuticals, Inc., Akebia Therapeutics, Inc. and Sage Therapeutics, Inc. due to such companies achieving the commercialization stage of their development, Spark Therapeutics, Inc. due to its then pending acquisition by Roche and Seres Therapeutics, Inc. due to its lower valuation and focus on a different therapeutic area than us. The Compensation Committee also added Allogene Therapeutics, Inc. and Homology Medicines, Inc. to our 2020 peer group due to such companies meeting our criteria, including being publicly traded companies at the discovery or development stage with a similar focus as us, and AVROBIO, Inc., Magenta Therapeutics, Inc. and Rubius Therapeutics, Inc. for the same reasons, as well as being locally based.

        The 2020 peer group size statistics presented to the Compensation Committee as part of its evaluation were as follows:

Company	Market Capitalization (Dollar Amounts in Millions)(1)	Research and Development Expenses (Dollar Amounts in Millions)(2)	Number of Employees(3)
Median Company in 2020 Peer Group	$1,295	$91	133
Editas	$1,227	$76	133

(1)
Such amounts were based on publicly available data as of July 31, 2019.

(2)
Research and development expenses represent such expenses for the most recent four quarters of available public data as of July 31, 2019. For our company, such amounts represent the twelve-month period ending on June 30, 2019.

(3)
Most recently available public data as of June 2019.

        Timing of Compensation Actions. Annual base salaries and equity incentive awards for the current year and annual performance-based cash bonuses for the prior year are generally determined in the first quarter of the year based on company and individual performance of the prior year, as well as other factors, including compensation trends in the biopharmaceutical industry and among our benchmark peers, except that our chief executive officer's annual performance-based cash bonus has historically been entirely based on the achievement of corporate goals and her target bonus percentage, as more fully described below.

        On an annual basis, our achievement of our corporate goals is assessed by the Compensation Committee in the first quarter of the subsequent year to which such goals relate and the Compensation Committee then either approves or makes a recommendation to the Board regarding the percentage of achievement of such goals and following such recommendation our Board either approves or adjusts the percentage of completion for such goals. With respect to 2019, the achievement of our corporate goals was assessed by the Compensation Committee in the first quarter of 2020 and the Compensation Committee then made a recommendation to our Board regarding the percentage of achievement of such goals and this recommendation was then considered and approved by our Board.

Executive Compensation Elements & Decisions

        The primary elements of our executive compensation program are:

  •
  base salary;

  •
  annual performance-based cash bonus;

  •
  equity incentive awards;

  •
  severance and change in control benefits;

  •
  broad-based health and welfare benefits; and

  •
  our 401(k) plan.

        Base Salary. Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of our named executive officers. Base salaries for our named executive officers typically are established through arm's length negotiation at the time the named executive officer is hired, taking into account the position for which the named executive officer is being considered and the named executive officer's qualifications, and prior experience, as well as benchmarking market data from our compensation consultant. None of our named executive officers are currently party to an employment agreement that provides for automatic or scheduled increases in base salary. However, on an annual basis, the Compensation Committee reviews and evaluates, with input from our chief executive officer (other than with respect to herself), the need for adjustment of the base salaries of our named executive officers based on changes and expected changes in the scope of a named executive officer's responsibilities, including promotions, the individual contributions made by, and performance of, the named executive officer during the prior year, our overall growth and development as a company and general salary trends in our industry and among our peer group and where the named executive officer's salary falls in the salary range presented by that data. In making decisions regarding salary increases, we may also draw upon the experience of members of our Board. No formulaic base salary increases are provided to our named executive officers.

        Based on a review of market data provided by Pearl Meyer, the then current compensation levels of our named executive officers and company performance and individual contributions, in February 2019, the Compensation Committee approved a 2019 base salary of $402,373 for Dr. Albright and $374,278 for Dr. Myer, reflecting an annual merit-based salary adjustment of 3% compared to 2018 salaries. In addition, based on a review of market data provided by Pearl Meyer, in connection with his promotion to executive vice president and chief scientific officer in August 2019, the Compensation Committee approved a base salary for Dr. Albright of $470,000. Dr. Abrams' base salary was set pursuant to the terms of her offer letter entered into in October 2019. Ms. Collins' base salary in connection with her appointment as permanent chief executive officer as discussed below under "—Compensation of Our New Chief Executive Officer" was set pursuant to the terms of her offer letter entered into in August 2019.

        Annual Performance-based Cash Bonus. We have designed our annual performance-based cash bonus program, which is guided by specified annual corporate and individual goals and contributions, except that our chief executive officer's annual performance-based cash bonuses have historically been entirely based on the achievement of corporate goals and her target bonus amount, to, in each case, emphasize pay-for-performance and reward our named executive officers for our and their performance during the preceding year. Due to Dr. Abrams' employment commencing in the fourth quarter of 2019, she was not eligible for a 2019 annual performance-based cash bonus program.

        In connection with Ms. Collins' employment commencement in August 2019 and pursuant to the terms of her offer letter, we agreed to pay her a 2019 annual performance-based cash bonus equal to her 2019 target bonus amount of 60% multiplied by our 2019 corporate goal achievement percentage (determined as described below), pro-rated for the portion of 2019 that she served as our permanent chief executive officer. See "—Compensation of Our New Chief Executive Officer" below for further information.

        The annual performance-based cash bonus opportunity for 2019 was determined using the following formula:

Base Salary	X	Target Bonus Percentage	X	Corporate Goal Achievement Percentage (0-135%)	X	Individual Modifier (0-145%)	=	Annual Performance- based Cash Bonus Earned

        The target bonus percentage, which is stated as a percentage of base salary, was set at 45% for Dr. Albright in connection with his promotion in August 2019. Dr. Albright's target bonus percentage multiplied by his base salary resulted in the total target bonus amount for Dr. Albright, which could then be increased or decreased depending on our corporate goal achievement percentage and the individual modifier. Our corporate goal achievement percentage was based on the achievement of corporate goals established by our Board for 2019, with the levels of achievement to be determined by our Board upon recommendation of the Compensation Committee, with the potential for achievement to range from 0 to 135%. Dr. Albright's individual modifier for 2019, expressed as a percentage, had the potential to range from 0% to 145%. In addition, the Compensation Committee had the flexibility to award additional discretionary bonuses to recognize and reward outstanding individual performance in excess of measurable performance objectives.

        In determining the annual performance-based cash bonus for Dr. Albright during 2019, the Compensation Committee reviewed Dr. Albright's individual performance, including our chief executive officer's evaluation of him, and management's recommendation regarding our achievement of 2019 corporate goals. The assessment of the individual modifier for Dr. Albright was primarily based on the assessment of our chief executive officer and the achievement of specific elements of the corporate goals in his department, the extraordinary efforts of Dr. Albright in assuming additional responsibilities during a year of significant management change and his efforts with respect to certain key business development agreements. Following such review, the Compensation Committee determined in February 2020 that the individual modifier of 135% for Dr. Albright was appropriate.

        In determining corporate goal achievement for 2019 for the annual performance-based cash bonuses for both Ms. Collins and Dr. Albright, the Compensation Committee considered achievement of the following 2019 corporate goals and weighting thereof that were established by our Board in early 2019:

Corporate Goal	Weighting
Advance Our Portfolio of Ocular Medicines	30%

•

Advance EDIT-101, our experimental therapeutic to treat Leber congenital amaurosis type 10 ("LCA10"), by enrolling patients in the first cohort of the Phase 1/2 clinical trial for EDIT-101 and conduct an interim analysis regarding our natural history study of LCA10 patients; and

• Progress our other ocular programs in collaboration with our partner, Allergan Pharmaceuticals International Limited (together with its affiliates, "Allergan").
Advance Our Portfolio of Cell-Based Medicines	30%
• Nominate a development candidate by the end of the second quarter for our EDIT-301 program, which is an experimental medicine to treat sickle cell disease and beta-thalassemia;
• Progress our wholly-owned engineered cell medicine programs for the potential treatment of different cancers, including entering into partnerships to expedite such progress; and
• Develop our capabilities to generate engineered cells from induced pluripotent stem cells.
Advance Manufacturing, Chemistry, and Platform Capabilities to Support Our Pipeline and Partnerships	15%
• Advance our manufacturing capabilities and strategy; and
• Continue to develop and advance our chemistry and platform capabilities.
Foster Inspiritas Culture, Achieve Organizational Growth Objectives and Enhance Leadership Capabilities to Manage Growth	15%
Build a Sustainable and Valued Business	10%
• Augment capital base through a combination of equity financings and business development and end 2019 with two years of cash runway.

        In assessing the level of achievement for our 2019 corporate goals in February 2020 for recommendation to our Board, the Compensation Committee took into account the weighting determined by the Board and the following achievements during 2019: the expected dosing of the first patient in the Phase 1/2 clinical trial for EDIT-101 during the first quarter of 2020, which we accomplished during such quarter; the declaration of EDIT-301 as a development candidate in the second quarter of 2019 and the preclinical progress of EDIT-301; and the successful negotiation and execution of several business development deals, including those with Juno Therapeutics, Inc., a wholly owned subsidiary of Bristol-Myers Squibb Company, BlueRock Therapeutics LP and Asklepios BioPharmaceutical, Inc. Following such assessment, the Compensation Committee recommended a corporate achievement percentage of 104% to our Board and our Board approved such amount based upon the Compensation Committee's recommendation and its own assessment of our achievement of such goals.

        In accordance with the determinations of the Compensation Committee and our Board, the 2019 annual performance-based cash bonus payments for our named executive officers who received 2019 bonuses were as follows:

Name	2019 Target Bonus Percentage	Individual Modifier		Corporate Goal Achievement Percentage	2019 Annual Performance- based Cash Bonus Earned
Cynthia Collins	60%	N/A	(1)	104%	$143,169	(2)
Charles Albright, Ph.D.	45%	135%		104%	$296,954

(1)
As discussed above, the 2019 performance-based cash bonus for Ms. Collins was determined solely based on her 2019 target bonus amount multiplied by the percentage of achievement of our corporate goals, as determined by our Board, and pursuant to the terms of her offer letter.

(2)
Such amount has been prorated for the period of time that Ms. Collins served as our permanent chief executive officer during 2019 pursuant to the terms of her offer letter.

        Equity Incentive Awards. Our equity award program is the primary long-term incentive vehicle for our executives. We believe that equity grants provide our named executive officers with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, the vesting feature of our equity grants contributes to executive retention by providing an incentive to our executives to remain employed by us during the vesting period.

        Equity compensation represents the largest at-risk component of our named executive officers' compensation arrangements. Historically, we have used stock options to compensate our named executive officers in the form of initial grants in connection with the commencement of employment, and generally granted stock options on an annual basis thereafter. As part of its ongoing review of our compensation strategy, the Compensation Committee determines the appropriate mix of the type of equity awards, based in part on recommendations from Pearl Meyer, and approves, except for the chief executive officer, or recommends to our Board the annual equity awards to be made to our named executive officers. None of our named executive officers are currently party to an employment agreement that provides for an automatic equity incentive award. Beginning in 2019, following a broader compensation assessment by the Compensation Committee, we introduced restricted stock unit ("RSU") awards and implemented a mixed-grant approach.

        In the first quarter of 2019, we granted annual equity awards to our named executive officers with time-based vesting because:

  •
  as we were a discovery stage company until late 2018, the Compensation Committee did not want to set long-term performance goals in incentive plans that could not be modified, as they could become obsolete or create a perverse incentive at some point in the future;

  •
  the goals that the Compensation Committee determined were important to achieving its business objectives and driving stockholder value were included in our annual performance-based cash bonus program;

  •
  stock options were the predominant long-term incentive vehicle in our peer group market, and were considered to be more competitive in attracting and retaining qualified executives given our stage as a discovery company; and

  •
  a small minority of the peer companies made use of performance-vesting equity.

        Ms. Collins and Dr. Abrams did not participate in the 2019 annual equity award process as they were not employees at that time.

        For the 2019 annual equity grants, the Compensation Committee recommended, and our Board approved, a target mix of annual equity awards for Drs. Albright and Myer consisting of 75% in stock options with time-based vesting and 25% in RSUs with time-based vesting based on a target number of shares with the RSU portion of such award then divided by two to determine the number of RSUs to be granted. The Compensation Committee believed that this equity mix helped to ensure that wealth creation remains tied to stock performance (through stock options) and promotes retention (via RSUs that vest over time to deliver equivalent value to stock options while using fewer authorized shares). Typically, the stock options that we grant to our named executive officers with time-based vesting become exercisable as to 1/48th of the shares underlying the option monthly beginning after the date of grant, which generally occurs in the first quarter of the calendar year. The exercise price of all stock options equals the fair market value of shares of our common stock on the date of grant. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including no voting rights and no right to receive dividends or dividend equivalents. Vesting and exercise rights for stock options cease after termination of employment except in the case of death or disability. The RSUs we grant to our named executive officers as part of the annual equity grant vest as to 25% of the shares underlying the RSU on the first anniversary of the grant date, and in equal quarterly installments on each anniversary of the date of grant, until the fourth anniversary of the grant date. In specified termination and change in control circumstances, equity awards held by our named executive officers are subject to accelerated vesting. See "—Other Benefits—Severance and Change in Control Benefits" below for further information.

        In determining the size and value of the annual equity awards to our named executive officers, the Compensation Committee, with the assistance from Pearl Meyer, considers our company performance, individual performance, the potential for enhancing the creation of value for our stockholders, the amount of equity previously awarded to the named executive officers and the vesting terms of such prior awards, our broader organizational equity needs and overall dilution, as well as industry and peer group benchmark data. For benchmarking purposes, our 2019 annual equity awards were sized as a percentage of common shares outstanding compared to our peer group and survey data compiled by Pearl Meyer. The Compensation Committee has historically preferred this approach, rather than benchmarking the grant date fair value of the awards, as it provides for greater consistency regardless of stock price fluctuations in our, or our peer groups', stock prices. Beginning with the 2020 compensation planning cycle, the Compensation Committee has begun to review the grant date fair value of awards as a secondary measure of the market information.

        In addition to the 2019 annual equity grants, in January 2019, our Board determined to make a one-time equity grant to Drs. Albright and Myer, in the form of an RSU award with vesting to occur on the one-year anniversary of the grant date. The Board determined to make such grants based on a variety of factors, including the then impending departure of Dr. Hack and the announcement that Ms. Bosley was resigning effective March 1, 2019.

        The table below shows all 2019 equity grants to Drs. Albright and Myer.

Name	2019 Stock Option Awards(1)	2019 RSU Awards
Charles Albright, Ph.D.	48,750	26,102	(2)
Vic Myer, Ph.D.	48,750	24,847	(3)

(1)
These stock option awards were granted on February 6, 2019 and are scheduled to vest over four years in equal monthly installments beginning on February 6, 2019 through February 6, 2023 and have an exercise price of $21.10 per share.

(2)
Includes (i) an RSU award for 17,977 shares granted on January 31, 2019, which vested in full on January 31, 2020 and (ii) an RSU award for 8,125 shares that is scheduled to vest over four years with 25% of the units having vested on February 6, 2020 and the remaining 75% of the units scheduled to vest in quarterly installments thereafter through February 6, 2023.

(3)
Includes (i) an RSU award for 16,722 shares granted on January 31, 2019 and (ii) an RSU award for 8,125 shares, both of which were forfeited upon Dr. Myer's departure from our company in October 2019.

        As discussed below under "—Compensation of Our New Chief Executive Officer," we made equity grants to Ms. Collins in connection with her engagement as interim chief executive officer and her hire as our permanent chief executive officer. As discussed below under "—Compensation of Our New Chief Medical Officer," we made equity awards to Dr. Abrams in connection with her hire as chief medical officer. The table below shows the equity grants to Ms. Collins and Dr. Abrams:

Name	2019 Stock Option Awards		2019 RSU Awards
Cynthia Collins	761,538	(1)	36,566	(2)
Judith Abrams, M.D.	150,000	(3)	25,000	(3)

(1)
Includes the following granted to Ms. Collins in connection with her commencement as our permanent chief executive officer in August 2019: (i) an option to purchase 500,000 shares of our common stock, which shall vest as to 25% of the shares underlying the option on August 19, 2020 and an additional 2.0833% of the shares underlying the option at the end of each successive month following such date until August 19, 2023, subject to full acceleration if Ms. Collins terminates her employment for good reason or if we terminate her employment without cause at any time in a termination covered by our Severance Plan (as defined below), which option was granted on September 11, 2019 and has an exercise price of $26.57 per share, (ii) an option to purchase 250,000 shares of our common stock, which shall vest as to one-third of the shares underlying the option on the date on which the closing price of our common stock on the Nasdaq Global Select Market has for 15 consecutive trading days (in the five-year period following grant) equaled or exceeded $50.00, $75.00 and $100.00, respectively, which option was granted on September 11, 2019 and has an exercise price of $26.57 per share and (iii) an option to purchase 11,538 shares of our common stock, which shall vest in full on June 12, 2020, which option was granted on June 12, 2019 in connection with Ms. Collins service on our Board, pursuant to the terms of our director compensation program, and has an exercise price of $21.75 per share.

(2)
Includes (i) a RSU award for 8,283 shares that was granted to Ms. Collins on January 31, 2019 that fully vested in August 2019 when Ms. Collins was appointed our permanent chief executive officer, (ii) a fully vested RSU award for 8,283 shares that was granted to Ms. Collins on August 6, 2019 pursuant to the terms of her consulting agreement for her service as our interim chief executive officer during 2019, and (iii) a RSU award for 20,000 shares of our common stock which shall vest as to one-third of the shares on each of August 19, 2020, 2021 and 2022 and that is subject to full acceleration if Ms. Collins terminates her employment for good reason or if we terminate her employment without cause at any time in a termination covered by our Severance Plan.

(3)
In connection with Dr. Abrams' employment commencement in October 2019, she was granted (i) an inducement stock option award to purchase 150,000 shares of our common stock on October 28, 2019, which shall vest as to 25% of the shares underlying the option on October 28, 2020 and an additional 2.0833% of the shares underlying the option at the end of each successive month following such date until October 28, 2023 and which has an exercise price of $21.61 per share and (ii) an inducement RSU award for 25,000 shares of our common stock which shall vest as to 25% of the shares on each anniversary of the grant date through 2023. These awards were each made as an inducement to employment in accordance with Nasdaq Listing Rule 5635(c)(4) and not pursuant to the terms of our 2015 Stock Incentive Plan.

  Other Benefits

        Severance and Change in Control Benefits. Our amended and restated severance benefits plan ("Severance Plan") provides severance benefits to certain of our executives, including our named executive officers, and other employees designated by our Board or an authorized committee thereof, if their employment is terminated by us "without cause" or, only in connection with a "change in control" of our company, they terminate employment with us for "good reason" (as each of those terms is defined in the Severance Plan).

        Under the Severance Plan, if we terminate an eligible executive's employment without cause prior to or more than 12 months following the closing of a change in control of our company, the executive is entitled to (a) continue receiving his or her base salary for a specified period (in the case of our chief executive officer, other C-level officers, and senior vice presidents, for 12 months, and, in the case of vice presidents, for six months) following the date of termination (the "Severance Period"), (b) company contributions to the cost of health care continuation under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") for the Severance Period, and (c) the amount of any unpaid annual bonus determined by our Board to be payable to the executive for any completed bonus period which ended prior to the date of such executive's termination.

        The Severance Plan also provides that, if, within 12 months following the closing of a change in control of our company, we terminate an eligible executive's employment without cause or such executive terminates his or her employment with us for good reason (each of which events, a "Change in Control Termination"), the executive is entitled to (a) continue receiving his or her base salary for a specified period (in the case of our chief executive officer, other C-level officers, and senior vice presidents, for 12 months, and, in the case of vice presidents, for nine months) following the date of termination ("Change in Control Severance Period"), (b) company contributions to the cost of health care continuation under COBRA during the Change in Control Severance Period, (c) the amount of any unpaid annual bonus determined by our Board to be payable to the executive for any completed bonus period which ended prior to the date of such executive's termination, and (d) an additional single lump sum bonus payment in an amount equal to the multiple of (i) a fraction the numerator of which is the number of months in the Change in Control Severance Period and the denominator of which is 12 and (ii) the eligible executive's target annual bonus amount for the year of the Change in Control Termination. In addition, in the event of a Change in Control Termination, all of the executive's outstanding unvested equity awards will immediately vest in full on the date of such termination.

        All payments and benefits provided under the Severance Plan are contingent upon the execution by the executive and effectiveness of, and the executive's continued compliance with, a severance and release of claims agreement in a form prescribed by us that will include, at a minimum, a release of all releasable claims, non-disparagement and cooperation obligations, a reaffirmation of continuing obligations under any restrictive covenant agreements between us and the executive, and an agreement, to the extent permitted by law, not to compete with us for 12 months following separation from employment with us.

        Please refer to "—Employment, Severance, Change in Control Arrangements, Separation and Consulting Arrangements" below for a more detailed discussion of severance and change in control benefits for our named executive officers. We believe that providing these benefits helps us compete for executive talent. These benefits are designed to promote stability and continuity of our senior management and are intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual, threatened, or rumored change of control of our company.

        Health and Welfare Benefits. Our named executive officers are eligible to participate in all of our employee benefit plans, including our medical, dental, vision, life and disability insurance plans, in each case, on the same basis as other employees. We believe that these health and welfare benefits help ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.

        401(k) Retirement Plan. We maintain a 401(k) retirement plan that is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code (the "Code"). In general, all of our employees are eligible to participate, beginning on the first day of the month following commencement of their employment. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, equal to $19,000 in 2019, and have the amount of the reduction contributed to the 401(k) plan. We provide a 200% match of employee contributions under our 401(k) plan, up to a limit on our contributions of the lesser of $6,000 and 3% of the employee's salary.

        Perquisites. We have not generally provided perquisites or personal benefits to our named executive officers, other than relocation and housing reimbursement and related tax-gross ups in connection with newly hired executives.

Compensation of Our New Chief Executive Officer

        When Ms. Bosley, our former president and chief executive officer, announced her resignation from our company, our Board asked Ms. Collins, a director of our company, to assume the role of interim chief executive officer while we conducted a search for a new chief executive officer. Prior to determining Ms. Collins' compensation for this new role, the Compensation Committee sought input from its independent compensation consultant, Pearl Meyer. After considering the information provided by Pearl Meyer, including benchmarking data and recommendations regarding the structure and amount of the compensation, Ms. Collins' prior experience and the role she was asked to perform, the Compensation Committee recommended and the Board approved a consulting agreement with Ms. Collins, under which we agreed to pay consulting fees of $100,000 per month and grant an RSU award for 8,283 shares. Under the consulting agreement, Ms. Collins was eligible to receive a special bonus payable in the form of performance shares or another equity award, which the Compensation Committee determined and recommended to the Board and the Board granted a fully vested RSU award for 8,283, shares upon Ms. Collins' appointment as permanent chief executive officer. The Compensation Committee believed the compensation package awarded to Ms. Collins' was reasonable given the temporary nature of her assignment and her prior experience. During the period she served as our interim chief executive officer, Ms. Collins' did not receive any fees for her service on any committee of our Board, but continued to receive an annual fee as member of our Board and was eligible for an annual stock option grant for her service on our Board under our director compensation policy.

        With the assistance of an executive recruiting firm, the Nominating and Corporate Governance Committee undertook a search for a permanent chief executive officer. Following a comprehensive search process, our Nominating and Corporate Governance Committee determined that Ms. Collins was the best candidate to lead our company. Our Compensation Committee then entered into negotiation of an offer letter with Ms. Collins. Prior to determining Ms. Collins' compensation for this new role, the Compensation Committee sought input from its independent compensation consultant, Pearl Meyer. Specifically, Pearl Meyer provided our Compensation Committee with the median base salary, short-term incentive compensation and long-term incentive compensation amounts awarded to chief executive officers in our peer group and industry survey data. Our Compensation Committee developed a compensation package for Ms. Collins designed to compensate her in a manner which was both competitive in the marketplace and which aligns her long-term earnings potential with the interests of our stockholders. The Compensation Committee then recommended and the Board approved an employment offer letter reflecting such compensation package.

        For a detailed discussion of the material terms of Ms. Collins' offer letter, please see the summary of the agreement under "—Employment, Severance, Change in Control Arrangements, Separation and Consulting Arrangements." The offer letter includes the same basic components of compensation paid to our other named executive officers as described above: base salary, an annual performance-based cash bonus, long-term incentive compensation and other benefits. However, because the compensation arrangements entered into with Ms. Collins were the result of a negotiation with Ms. Collins, the arrangements differ from the compensation arrangements entered into with our other named executive officers in several respects. The following is a summary of the material differences:

  •
  Ms. Collins received a performance-based stock option in addition to a time-based stock option, which included significant stock price hurdles that are required to be met for vesting to occur;

  •
  we agreed to reimburse Ms. Collins for certain relocation and housing expenses and to provide a tax gross-up with respect to such expenses;

  •
  Ms. Collins is entitled to severance benefits in accordance with the Severance Plan, provided that a "Non-Change in Control Termination" (as defined in the Severance Plan) shall mean a termination of her employment by us without cause or by her with good reason prior to or more than 12 months following a change in control (as such terms are defined in the Severance Plan) and if Ms. Collins terminates her employment for good reason or if we terminate her employment without cause at any time in a termination covered by the Severance Plan, her time-based stock option and RSU award shall become fully vested and exercisable, or free from forfeiture or repurchase, as applicable; and

  •
  Ms. Collins was guaranteed a minimum 2019 annual performance-based bonus equal to 60% of her annualized base salary based on our performance during 2019, pro-rated based on the number of days she was employed as our permanent executive officer divided by 365.

Compensation of Our New Chief Medical Officer

        Dr. Abrams joined as our chief medical officer in October 2019. Prior to determining compensation for Dr. Abrams' role, the Compensation Committee sought input from its independent compensation consultant, Pearl Meyer. Specifically, Pearl Meyer provided our Compensation Committee with the median base salary, short-term incentive compensation and long-term incentive compensation amounts awarded to chief executive officers in our peer group and industry survey data. After considering Dr. Abrams' qualifications and experience and the competitive marketplace for executive talent at companies with whom we compete, the Compensation Committee approved an employment offer letter designed to compensate Dr. Abrams in a manner which was both competitive in the marketplace and which aligns her long-term earnings potential with the interests of our stockholders. For a detailed discussion of the material terms of Dr. Abrams' offer letter, please see the summary of the agreement below under "—Employment, Severance, Change in Control Arrangements, Separation and Consulting Arrangements." The offer letter includes the same basic components of compensation paid to our other named executive officers as described above: base salary, an annual performance-based cash bonus, long-term incentive compensation and other benefits. However, because the compensation arrangements entered into with Dr. Abrams were the result of a negotiation with Dr. Abrams, the arrangements differ from the compensation arrangements entered into with our other named executive officers in that we agreed to reimburse Dr. Abrams for certain relocation and housing expenses and we agreed to pay Dr. Abrams a one-time sign on bonus of $100,000. The sign-on bonus, and the relocation and housing allowances are subject to repayment under specified conditions during the 12 months following commencement of Dr. Abrams' employment.

2020 Compensation Actions

        In February 2020, our Compensation Committee recommended and our board approved 2020 annual equity grants to Ms. Collins and Dr. Albright with the same target mix as for our 2019 annual equity grants, specifically a target mix of 75% in stock options with time-based vesting and 25% in RSUs with time-based vesting based on a target number of shares with the RSU portion of such award then divided by two to determine the number of RSUs to be granted. The Compensation Committee and our Board, as applicable, also approved granting RSUs and stock options to our non-named executive officers as part of the 2020 annual equity grants to our employees.

        In light of Ms. Collins' salary and target bonus percentage having been set in her offer letter in August 2019 and Dr Albright's salary and target bonus percentage having been increased in August 2019 in connection with his promotion, the Compensation Committee and the Board made no changes to Ms. Collins' and Dr. Albright's 2020 salary and target bonus percentage. Due to Dr. Abrams' employment commencing in the fourth quarter of 2019, she was not eligible for an adjustment in her 2020 base salary and 2020 annual performance-based target bonus percentage or an equity award for 2020.

Other Policies, Procedures, or Considerations

        Anti-Hedging and Pledging Policy. Our insider trading policy expressly prohibits all of our employees, including our named executive officers, as well as our directors, family members and controlled entities from engaging in speculative transactions in our securities, including short sales, puts/calls, purchases of financial instruments that are designed to hedge or offset any decrease in the market value of our securities, and margin accounts or pledges.

        No Tax Gross-ups. Other than the tax gross-up payments for relocation and housing expenses paid to Ms. Collins pursuant to the terms of her offer letter, we do not provide for any tax gross-up payments to our named executive officers.

  Accounting and Tax Considerations

        We account for equity compensation paid to our employees under the rules of Financial Accounting Standards Board Accounting Standard Codification Topic 718, Compensation—Stock Compensation ("ASC Topic 718"), which requires us to estimate and record an expense over the service period of any such award. Accounting standards also require us to record cash compensation as an expense at the time the obligation is accrued. To date, these accounting requirements have not impacted our executive compensation programs and practices.

        Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction to public companies for compensation in excess of $1 million paid in any one year to each of certain of the company's current and former executive officers. Historically, compensation that qualified under Section 162(m) as performance-based compensation was exempt from the deduction limitation. However, subject to certain transition rules, tax legislation signed into law on December 31, 2017 eliminated the performance-based compensation exception. As a result, for taxable years beginning after December 31, 2017, all compensation in excess of $1 million paid in any one year to each of the specified officers that is not covered by the transition rules will not be deductible by us.

Compensation Risk Assessment

        We believe that our executive compensation program does not encourage excessive or unnecessary risk taking. As described more fully above, we structure our pay to consist of both fixed and variable compensation, particularly in connection with our pay-for-performance compensation philosophy. We believe this structure motivates our executives to produce superior short-and long-term results that are in the best interests of our company and stockholders in order to attain our ultimate objective of increasing stockholder value. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

        This report of the Compensation Committee is not "soliciting material," shall not be deemed "filed" with the Securities and Exchange Commission and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

        The foregoing report has been furnished by the Compensation Committee.

Respectfully submitted,
The Organization, Leadership and Compensation Committee of the Board
James C. Mullen (chair) Andrew Hirsch Akshay Vaishnaw

2019 Summary Compensation Table

        The following table sets forth information regarding compensation earned by our named executive officers during the years ended December 31, 2019, December 31, 2018 and December 31, 2017.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Cynthia Collins(4)	2019	909,174	(5)	—	915,400	(6)	12,436,552	(6)	143,169	85,441	14,489,736
President and Chief Executive Officer
Charles Albright Ph.D.	2019	427,774	(7)	—	562,078		701,454		296,954	8,063	1,996,323
Executive Vice President and	2018	390,654		—	—		1,855,626		132,823	8,796	2,387,899
Chief Scientific Officer	2017	379,275		—	—		765,513		113,498	8,349	1,266,635
Judith Abrams, M.D.(8)	2019	79,193		100,000	540,250		2,101,170		—	4,639	2,825,252
Chief Medical Officer
Katrine S. Bosley(9)	2019	655,487		—	—		—		—	5,753	661,240
Former President and Chief	2018	560,000		—	—		7,137,020		261,800	30,563	7,989,383
Executive Officer	2017	520,000		—	—		5,307,557		257,400	6,543	6,091,500
Andrew A. F. Hack, M.D., Ph.D.(10)	2019	64,074		—	—		—		—	6,113	70,187
Former Chief Financial Officer	2018	375,771		—	—		2,465,516		127,763	30,528	2,999,578
	2017	346,156		—	—		1,573,555		125,395	6,350	2,051,456
Vic Myer, Ph.D.(11)	2019	287,906		—	534,807		701,454		—	84,550	1,608,717
Former Chief Technology Officer	2018	363,377		—	—		1,946,460		123,549	22,353	2,455,739
Eric Ek(12)	2019	1,139,984		—	—		—		—	—	1,139,984
Former interim Chief Financial Officer

(1)
Reflects the aggregate grant date fair value of stock and option awards granted during the year in question calculated in accordance with the provisions of ASC Topic 718. See Note 12 to our audited consolidated financial statements appearing in our 2019 Annual Report for assumptions underlying the valuation of equity awards.

(2)
Amounts represent bonuses paid to our named executive officers under our annual performance-based cash bonus program. Such bonuses earned during the year are typically paid in the following year.

(3)
All other compensation for 2019 included (i) life insurance premiums for Mses. Collins and Bosley and Drs. Hack, Albright, Abrams and Myer in the amount of $743, $144, $113, $2,063, $369 and $575, respectively, and 401(k) company matching contributions in the amount of $6,000 for Ms. Collins and Drs. Hack, Albright and Myer and $5,609 for Ms. Bosley, (ii) moving and relocation expenses, including tax gross ups, in the amount of $78,698 paid to Ms. Collins and (iii) moving and relocation expenses in the amount of $4,270 paid to Dr. Abrams. All other compensation for 2018 included life insurance premiums for Ms. Bosley and Drs. Hack, Albright and Myer in the amount of $863, $563, $2,475 and $863, respectively, 401(k) company matching contributions in the amount of $6,000 for each, and payments for unused and accrued vacation days in the amount of $23,700, $23,965, $321 and $15,490, respectively. All other compensation for 2017 included life insurance premiums for Ms. Bosley and Drs. Hack and Albright in the amount of $543, $350 and $2,392, respectively, and 401(k) company matching contributions for Ms. Bosley and Drs. Hack and Albright in the amount of $6,000, $6,000 and $5,957, respectively.

(4)
Ms. Collins was not a named executive officer for 2018 or 2017. Therefore, the Summary Compensation Table includes compensation information for 2019 only.

(5)
Includes (i) $654,546 of consulting fees paid to Ms. Collins pursuant to a consulting agreement for her service as our interim chief executive officer during 2019, (ii) $232,372 of base salary (at an annualized rate of $625,000) pursuant to the terms of her employment offer letter entered into in connection with her appointment as permanent chief executive officer in August 2019, and (iii) $22,256 earned by Ms. Collins for service as a director.

(6)
Such amounts include the equity awards made to Ms. Collins (i) pursuant to the consulting agreement for her service as our interim chief executive officer, (ii) her service as a non-employee director and (iii) pursuant to her employment offer letter in connection with the commencement of her employment as our permanent chief executive officer.

(7)
Dr. Albright's initial annual salary for 2019 was $390,653 and was subsequently increased to $470,000 in August 2019 in connection with his promotion to executive vice president.

(8)
Dr. Abrams was not a named executive officer for 2018 or 2017. Therefore, the Summary Compensation Table includes compensation information for 2019 only. Dr. Abrams' employment commenced with us in October 2019 and the salary amount reported reflects the pro rata portion of Dr. Abrams' annual salary of $435,000 from commencement of her employment through December 31, 2019. The bonus amount reflects a one-time sign on bonus that Dr. Abrams received in connection with commencement of her employment. Dr. Abrams was not eligible for an annual bonus for 2019 due to her commencing employment late in 2019.

(9)
Ms. Bosley's 2019 salary amount reflects (i) the pro rata portion of Ms. Bosley's annual salary of $560,000 during the period in 2019 while she served as our president and chief executive officer and (ii) the amounts paid to Ms. Bosley pursuant to her advisory services agreement during 2019, as discussed more fully below in "—Employment, Severance, Change in Control Arrangements, Separation and Consulting Arrangements." Ms. Bosley was not eligible for a bonus for 2019 due to the cessation of her employment in early 2019.

(10)
Dr. Hack's 2019 salary amount reflects the pro rata portion of Dr. Hack's annual salary $375,771 during the period in 2019 during while he served as our chief financial officer. Dr. Hack was not eligible for a bonus for 2019 due to the cessation of his employment in early 2019.

(11)
Dr. Myer was not a named executive officer for the fiscal year ended December 31, 2017, but was a named executive officer for the fiscal year ended December 31, 2019 and December 31, 2018. Therefore, the Summary Compensation Table includes compensation information for 2019 and 2018 only. Dr. Myer's employment with our company ceased in October 2019 and the 2019 salary reported reflects the pro rata portion of Dr. Myer's annual salary of $374,277. All other compensation for 2019 for Dr. Myer also included the amounts paid to him pursuant to a letter agreement, as discussed more fully below in "—Employment, Severance, Change in Control Arrangements, Separation and Consulting Arrangements." Dr. Myer was not eligible for a bonus for 2019 due to the cessation of his employment in 2019.

(12)
Starting in March 2019, Mr. Ek served as our interim chief financial officer for fiscal year ended December 31, 2019. Mr. Ek's 2019 salary amount reflects payments to FTI for Mr. Ek's services as our interim chief financial officer, as discussed more fully below in "—Employment, Severance, Change in Control Arrangements, Separation and Consulting Arrangements."

Pay Ratio Disclosure

        As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of the annual total compensation of the individual identified as our paid median employee to the annual total compensation of our principal executive officer.

        The annual total compensation for our chief executive officer used for purposes of computing our pay ratio disclosure differs from the annual total compensation amount reflected in the Summary Compensation Table. Specifically, our chief executive officer on the determination date, December 31, 2019, was Ms. Collins, who has served the company in that capacity since August 19, 2019. Because Ms. Collins served as chief executive officer for less than the full year, we adjusted her annual total compensation for 2019, as reported in the Summary Compensation Table, to estimate the compensation that she reasonably would have received if she had served as chief executive officer for all of 2019, and also taking into consideration certain additional director and special interim fees received. We annualized Ms. Collins's compensation as chief executive officer for 2019 as follows:

Pay Component	Actual Value Disclosed in the Summary Compensation Table	Amount as Adjusted for Purposes of CEO Pay Ratio Disclosure	Reason for Adjustment
Salary	$909,174	$939,000	Unadjusted Amounts:
			$654,545 consulting fees for interim CEO service from February 1, 2019 to August 18, 2019; $232,372 actual base salary from August 19, 2019 to December 31, 2019
			Adjusted Amounts:
			$52,083 added for January (base salary at an annualized rate of $625,000); $22,256 subtracted for non-employee director service
Stock Awards	$915,400	$915,400	No adjustment; Includes $384,000 for RSUs awarded for interim CEO service
Option Awards	$12,436,552	$12,185,716	Subtracted $250,836 for stock options awarded for non-employee director service
Non-Equity Incentive	$143,169	$143,169	No adjustment; prorated for time served as our permanent CEO during 2019
All Other Compensation	$85,441	$86,678	$78,698 moving and relocation expenses unadjusted; life insurance of $743 adjusted to reflect annual amount of $1,980; 401(k) matching contributions of $6,000, which is the annual maximum amount
Total Compensation	$14,489,736	$14,269,963

        As a result of the adjustments discussed above, Ms. Collins's compensation as chief executive officer for 2019, for purposes of this pay ratio disclosure, was $14,269,963. The total compensation for 2019 for our median employee, identified as discussed below was $153,947, resulting in a pay ratio of approximately 93 to 1. We believe this is an elevated pay ratio, because Ms. Collins' adjusted compensation includes compensation received as a consultant for service as our interim chief executive officer and the value of sign-on equity awards granted to Ms. Collins in August 2019 related to being named our permanent chief executive officer which would not be awarded on a continuing basis in future years.

        We identified the median employee as of December 31, 2019 by (i) aggregating for each applicable employee (A) annual base salary for salaried employees (or hourly rate multiplied by expected annual work schedule, for hourly employees), (B) actual bonus for 2019, and (C) the grant date fair value of any equity awards granted during the fiscal year ended December 31, 2019 and, (ii) ranking this aggregated compensation measure for our employees (excluding our chief executive officer) from highest to lowest. Salaries or wages for those employees hired during 2019 were annualized. Once the median employee was identified, we calculated the median employee's annual total compensation in accordance with the rules applicable to the Summary Compensation Table.

        The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Grants of Plan-Based Awards

        The following table shows information regarding grants of plan-based awards during the fiscal year ended December 31, 2019 to our named executive officers.

		Grants of Plan-Based Awards
							All Other Stock Awards: Number of Shares of Stock or Units (#)(3)		All Other Option Awards: Number of Securities Underlying Options (#)(3)
					Estimated Future Payouts under Equity Incentive Plans (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards									Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards(4)
Name(1)	Date of Grant	Threshold ($)(2)	Target ($)	Maximum ($)
Cynthia Collins(5)		—	137,672	185,857
	1/31/2019						8,283					179,990
	6/12/2019								11,538		21.74	160,251
	8/16/2019						8,283					204,010
	9/11/2019						20,000					531,400
	9/11/2019								500,000		26.57	8,732,300
	9/11/2019				250,000	(6)					26.57	3,544,000
Charles Albright, Ph.D.(7)		—	211,500	414,012
	1/31/2019						17,977					390,640
	2/6/2019						8,125					171,438
	2/6/2019								48,750		21.10	701,454
Judith Abrams, M.D.	10/28/2019						25,000	(8)			—	540,250
	10/28/2019								150,000	(8)	21.61	2,101,170
Katrine S. Bosley	—	—	—	—	—		—		—		—	—
Andrew A. F. Hack, M.D., Ph.D.	—	—	—	—	—		—		—		—	—
Vic Myer, Ph.D.	1/31/2019						16,722					363,369
	2/6/2019						8,125					171,438
	2/6/2019								48,750		21.10	701,454
Eric Ek	—	—	—	—	—		—		—		—	—

(1)
For information on vesting acceleration upon termination of employment, see the "—Employment, Severance, Change in Control Arrangements, Separation and Consulting Arrangements" section below.

(2)
Under our annual performance-based cash bonus program, we do not require any minimum criteria for a named executive officer to participate in such program.

(3)
Represents the RSU and stock option awards granted in 2019 under our 2015 Stock Incentive Plan.

(4)
Reflects the grant date fair values of stock and option awards granted during the year in question calculated in accordance with the provisions of ASC 718. See Note 12 to our audited consolidated financial statements appearing in our 2019 Annual Report for assumptions underlying the valuation of equity awards.

(5)
Ms. Collins' target and maximum amount of estimated future payouts under non-equity incentive plan awards was based solely on her target bonus amount multiplied by the target and maximum corporate goal achievement percentage of 100% and 135%, respectively, pro-rated for the portion of 2019 that she served as our permanent chief executive officer.

(6)
Reflects a performance-based option to purchase 250,000 shares of our common stock, which shall vest as to one-third of the shares underlying the option on the date on which the closing price of our common stock on the Nasdaq Global Select Market has for 15 consecutive trading days (in the five-year period following grant) equaled or exceeded $50.00, $75.00 and $100.00, respectively.

(7)
Dr. Albright's target and maximum amounts of estimated future payouts under non-equity incentive plan awards was based on his target bonus amount multiplied by the corporate goal achievement percentage and his individual modifier percentage assuming a 100% achievement for both the corporate goal achievement and individual modifier percentages for the target amount and a 135% corporate goal achievement and 145% individual modifier percentages for the maximum amount. Dr. Albright's target and maximum amount take into account his base salary and target bonus percentage that were adjusted in August 2019 in connection with his promotion to executive vice president.

(8)
Dr. Abrams' inducement awards were granted pursuant to the inducement grant exception under Nasdaq Stock Market Rule 5635(c), and neither inducement award was subject to our 2015 Stock Incentive Plan.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information concerning outstanding equity awards for each of our named executive officers at December 31, 2019. Neither Dr. Hack nor Mr. Ek held outstanding equity awards as of December 31, 2019.

		Option Awards(1)						Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(3)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested (#)
Cynthia Collins	12/06/2018	7,692	15,384	(4)	—	26.69	12/05/2028	—		—
	06/12/2019	—	11,538	(5)	—	21.74	06/11/2029	—		—
	09/11/2019	—	500,000	(6)	—	26.57	09/10/2029	—		—
	09/11/2019	—	—		250,000	26.57	08/19/2024	—		—
	09/11/2019	—	—		—	—	—	20,000	(7)	592,200
Charles Albright, Ph.D	09/09/2016	167,500	37,500	(8)	—	16.51	09/08/2026	—		—
	03/01/2017	30,938	14,062	(9)	—	24.60	02/28/2027	—		—
	02/07/2018	32,771	38,729	(9)	—	36.67	02/06/2028	—		—
	01/31/2019	—	—		—	—	—	17,977	(10)	532,299
	02/06/2019	10,156	38,594	(9)	—	21.10	02/05/2029	—		—
	02/06/2019	—	—		—	—	—	8,125	(11)	240,582
Judith Abrams, M.D.	10/28/2019	—	150,000	(12)	—	21.61	10/27/2029	—		—
	10/28/2019	—	—		—	—	—	25,000	(13)	740,250
Katrine S. Bosley(14)	02/03/2016	801	—	(2)	—	16.00	02/02/2026	—		—
	03/01/2017	66,500	—	(9)	—	24.60	02/28/2027	—		—
	02/07/2018	126,042	—	(9)	—	36.67	02/06/2028	—		—
Vic Myer, Ph.D.(15)	02/07/2018	31,250	—	(9)	—	36.67	02/26/2028	—		—

(1)
All unvested stock options were granted under our 2013 Stock Incentive Plan, as amended to date, and our 2015 Stock Incentive Plan, except for the October 28, 2019 grant to Dr. Abrams, which was an inducement grant approved by our Board. For information on vesting acceleration upon termination of employment, see the "—Employment, Severance, Change in Control Arrangements, Separation and Consulting Arrangements" section below.

(2)
All unvested restricted stock unit awards were granted under our 2015 Stock Incentive Plan, except for the October 28, 2019 grant to Dr. Abrams, which was an inducement grant approved by our Board. For information on vesting acceleration upon termination of employment, see the "—Employment, Severance, Change in Control Arrangements, Separation and Consulting Arrangements" section below. The market value of unvested RSUs are based on a price of $29.61 per share, which was the closing price of our common stock as reported on the Nasdaq Global Select Market on December 31, 2019, the last trading day of the year.

(3)
The unexercised and unearned options reported in this column are a stock option awarded to Ms. Collins which shall vest as to one-third of the shares underlying the option on the date on which the closing price of our common stock on the Nasdaq Global Select Market has for 15 consecutive trading days (in the five-year period following grant) equaled or exceeded $50.00, $75.00 and $100.00, respectively.

(4)
The shares vest with one-third of the shares underlying the option vesting on each anniversary of the grant date until December 6, 2018, subject to continued service.

(5)
The shares vest in full on June 12, 2020, subject to continued service.

(6)
The shares vest as to 25% of the shares underlying the option on August 19, 2020 and an additional 2.0833% of the shares underlying the option at the end of each successive month following such date until August 19, 2023, subject to continued service.

(7)
The shares underlying this restricted stock unit award shall vest as to one-third of the shares on each of August 19, 2020, 2021 and 2022, subject to continued service.

(8)
The shares vest with 25% of the shares underlying the option having vested on August 22, 2017 and the remaining shares vesting monthly thereafter in equal increments over 36 months, subject to continued service.

(9)
1/48th of the shares are scheduled to vest in equal monthly installments beginning after the effective date of grant, subject to continued service.

(10)
The shares underlying this restricted stock unit award vested in full on January 31, 2020.

(11)
The shares underlying this restricted stock unit award vest over four years with 25% of the units having vested on February 6, 2020 and the remaining 75% of the units scheduled to vest in quarterly installments thereafter through February 6, 2023, subject to continued service.

(12)
The shares vest as to 25% of the shares underlying the option on October 28, 2020 and an additional 2.0833% of the shares underlying the option at the end of each successive month following such date, subject to continued service.

(13)
The shares underlying this restricted stock unit award shall vest as to one-fourth of the shares on each of October 28, 2020, 2021, 2022 and 2023, subject to continued service.

(14)
Pursuant to her advisory services agreement, Ms. Bosley had three months following her separation date of December 31, 2019 to exercise her outstanding stock options that had vested as of such separation date. Immediately following her separation date, all outstanding unvested stock options expired and were excluded from the table above.

(15)
Dr. Myer's employment with our company ceased in October 2019, and his outstanding restricted stock unit awards were forfeited at such time. Pursuant to a letter agreement, Dr. Myer had three months following his separation date to exercise his outstanding stock options that had vested as of such separation date. After the three-month period following his separation, such outstanding vested stock options expired. On his separation date, all outstanding unvested stock options expired.

Option Exercises and Stock Vested

        The following table sets forth information concerning option exercises and stock vested for each of our named executive officers during the fiscal year ended December 31, 2019:

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise (#)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
Cynthia Collins	—	—	16,566	424,752
Charles Albright, Ph.D.	—	—	—	—
Judith Abrams, M.D.	—	—	—	—
Katrine Bosley	184,057	1,135,211	—	—
Andrew A.F. Hack, M.D., Ph.D.	129,202	2,256,800	—	—
Vic Myer, Ph.D.	208,180	3,480,770	—	—
Eric Ek	—	—	—	—

(1)
Value realized on exercise of stock option awards does not represent proceeds from any sale of any common stock acquired upon exercise, but is determined by multiplying the number of shares acquired upon exercise by the difference between the per share exercise price of the option and the closing price of a share of our common stock on the Nasdaq Global Select Market on the date of exercise.

(2)
The value realized on vesting is based on the closing market price per share of our common stock on the Nasdaq Global Select Market on the vesting date, or if the Nasdaq Global Select Market was not open on such vesting date the next trading date, multiplied by the number of shares of restricted stock that vested.

Employment, Severance, Change in Control Arrangements, Separation and Consulting Arrangements

        We have entered into written offer letters with each of Ms. Collins and Drs. Abrams and Albright. These offer letters set forth the terms of their compensation, including their initial base salary, and an initial annual cash bonus opportunity, which has been changed in subsequent years for Dr. Albright. In addition, the offer letters provide that the named executive officers are eligible to participate in company-sponsored benefit programs that are available generally to all of our employees. Each of our named executive officers for 2019 were and our current executive officers are eligible to receive benefits under the Severance Plan as described in the Compensation Discussion and Analysis, "—Other Benefits—Severance and Change in Control Benefits."

        In connection with Ms. Collins' appointment as our permanent chief executive officer, we entered into an employment offer letter with her, dated as of August 6, 2019 (the "Collins Offer Letter"). The Collins Offer Letter provides for an annual base salary of $625,000 and an annual target bonus equal to 60% of her base salary. In addition, we agreed to grant Ms. Collins (i) an option to purchase 500,000 shares of our common stock, which shall vest as to 25% of the shares underlying the option on the first anniversary of her employment commencement date and an additional 2.0833% of the shares underlying the option at the end of each successive month following such date (the "Time-Vesting Option") until the fourth anniversary of her employment commencement date, (ii) an option to purchase 250,000 shares of our common stock, which shall vest as to one-third of the shares underlying the option on the date on which the closing price of our common stock has for 15 consecutive trading days (in the five-year period following grant) equaled or exceeded $50.00, $75.00 and $100.00, respectively (the "Performance-Vesting Option") and (iii) a restricted stock unit award for 20,000 shares of our common stock which shall vest as to one-third of the shares on each of the first, second and third anniversaries of the date of grant (the "RSU Award"). The Time-Vesting Option and the Performance-Vesting Option each had an exercise price of $26.57, which was equal to the closing price of our common stock on the Nasdaq Global Select Market on the date of grant. In addition, Ms. Collins is entitled to severance benefits in accordance with the Severance Plan, provided that a "Non-Change in Control Termination" (as defined in the Severance Plan) shall mean a termination of her employment by us without cause or by her with good reason prior to or more than twelve (12) months following a change in control (as such terms are defined in the Severance Plan) and if Ms. Collins terminates her employment for good reason or if we terminate her employment without cause at any time in a termination covered by the Severance Plan, the Time-Vesting Option and the RSU Award shall become fully vested and exercisable, or free from forfeiture or repurchase, as applicable. We have also agreed to reimburse Ms. Collins for certain relocation and housing expenses and to provide a tax gross-up with respect to such expenses.

        Prior to entering into an offer letter with Ms. Collins to serve as our permanent chief executive officer in August 2019, we entered into a consulting agreement with her in January 2019 with respect to her serving as our interim chief executive officer commencing in March 2019. The consulting agreement terminated upon Ms. Collins' appointment as our permanent chief executive officer in August 2019. The agreement provided for payments to Ms. Collins of consulting fees of $100,000 per month and the grant of an RSU award under our 2015 Stock Incentive Plan, subject to the terms and conditions of our form of restricted stock unit agreement, for 8,283 shares of our common stock, which vested in full upon Ms. Collins' appointment as our permanent chief executive officer. Ms. Collins was also eligible to receive a special bonus, which was paid by the grant of a fully vested RSU award for 8,283 shares upon Ms. Collins' appointment as permanent chief executive officer.

        In connection with Dr. Abrams' appointment as our chief medical officer, we entered into an employment offer letter with her, dated as of October 7, 2019 (the "Abrams Offer Letter"). The Abrams Offer Letter provides for an annual base salary of $435,000 and an annual target bonus equal to 40% of her salary. In addition, we agreed to grant Dr. Abrams (i) an inducement stock option to purchase 150,000 shares of our common stock, which shall vest as to 25% of the shares underlying the option on the first anniversary of her employment commencement date and an additional 2.0833% of the shares underlying the option at the end of each successive month following such date until the fourth anniversary of the employment commencement date and had an exercise price of $21.61, which was the closing price of our common stock on the date of grant, and (ii) an inducement RSU award of 25,000 shares, which shall vest in four equal installments on each anniversary of Dr. Abrams' employment commencement date. We have also agreed to reimburse Dr. Abrams for certain relocation and housing expenses. The Abrams Offer Letter further provided for a one-time signing bonus in the amount of $100,000, provided that, in the event Dr. Abrams resigned her employment with us or was terminated by us for cause prior to the one-year anniversary of her employment date, Dr. Abrams must repay to us her signing bonus and reimbursement payments for her relocation and housing expenses.

        Prior to their resignations, we had similar arrangements with Ms. Bosley and Drs. Hack and Myer pursuant to offer letters with each of them on substantially the same terms as the offer letters we have in place with Ms. Collins and Drs. Abrams and Albright, except none provided for (i) sign-on bonuses, (ii) the changes with respect to the Severance Plan contemplated by the Collins Offer Letter or (iii) the relocation and housing expense reimbursement and related tax gross-ups for Ms. Collins.

        In January 2019, Ms. Bosley notified our Board that she would step down from her position as president and chief executive officer. In order to ensure a smooth transition, we entered into a letter agreement with Ms. Bosley, effective as of January 19, 2019, pursuant to which Ms. Bosley agreed to a transition period as president and chief executive officer ending March 1, 2019 and also entered into an advisory service agreement to be effective as of March 1, 2019. The advisory service agreement provided that we would pay Ms. Bosley a fee of $56,000 per month and that Ms. Bosley would be eligible to receive COBRA contributions from us through February 28, 2020. In addition, the letter agreement provided that Ms. Bosley was eligible to receive a bonus for 2018 equal to her target bonus amount multiplied by the percentage achievement of our 2018 goals as assessed by the Board. The advisory service agreement terminated on December 31, 2019.

        In September 2019, we entered into a letter agreement with Dr. Myer in connection with his separation from our company. Under the agreement, we agreed to pay Dr. Myer his monthly base salary as severance pay for a period of 12 months from his termination date and COBRA contributions in accordance with our Severance Plan for a total payment of $379,955.

        In February 2019, our Board appointed Eric Erik as our interim chief financial officer, principal financial officer and principal accounting officer, effective as of March 1, 2019. Mr. Ek was an employee of FTI and we entered into an Interim Management: CFO Agreement with FTI, pursuant to which Mr. Ek provided services to us. Under the terms of such agreement, FTI received monthly and hourly fees for the services provided by Mr. Ek to us. Such arrangement was terminated in January 2020 in connection with the appointment of Michelle Robertson as our chief financial officer.

Potential Payments upon Termination or Change in Control

        As more fully discussed above in Compensation Discussion and Analysis, we provide severance benefits to certain of our executives, including our named executive officers, and other employees designated by our Board or an authorized committee thereof, if their employment is terminated by us "without cause" or, only in connection with a "change in control" of our company, they terminate employment with us for "good reason" (as each of those terms is defined in the Severance Plan) pursuant to the terms of our Severance Plan.

        The following table sets forth potential payments upon termination and change in control that would be made to our named executive officers, assuming that such termination or change in control occurred on December 31, 2019, after giving effect to the Severance Plan, except for Dr. Myer, whose amounts represent what we agreed to pay him as of December 31, 2019 in connection with his separation from our company, as discussed more fully above. See above under "—Employment,

Severance, Change in Control Arrangements, Separation and Consulting Arrangements" for a description of the advisory services agreement entered into with Ms. Bosley. Dr. Hack resigned in March 2019 as our chief financial officer but he was not entitled to payment or acceleration of vesting with respect to his equity awards in connection with his resignation. In addition to the amounts shown in the table below, each named executive officer would be entitled to receive payments for base salary through the date of termination and payment for any reimbursable business expenses incurred.

		Triggering Event
Name	Benefit	Resignation For Good Reason or Termination Without Cause ($)		Resignation For Good Reason or Termination Without Cause Upon or Within One Year Following a Change-in-Control ($)
Cynthia Collins(1)	Severance Payments(2)	625,000		625,000
	Bonus Payment	—	(3)	375,000	(4)
	Continuation of Benefits	5,678		5,678
	Market Value of Stock Vesting(5)	2,112,200		2,963,004

	Total	2,742,878		3,968,682
Charles Albright, Ph.D.	Severance Payments(2)	470,000		470,000
	Bonus Payment	—	(3)	211,500	(4)
	Continuation of Benefits	5,678		5,678
	Market Value of Stock Vesting(5)	532,299		1,663,016

	Total	1,007,977		2,350,194

Judith Abrams, M.D.	Severance Payments(2)	435,000		435,000
	Bonus Payment	—	(3)	174,000	(4)
	Continuation of Benefits	5,678		5,678
	Market Value of Stock Vesting(5)	—		1,940,250

	Total	440,678		2,554,928
Eric Ek(6)	Severance Payments	—		—
	Bonus Payment	—		—
	Continuation of Benefits	—		—
	Market Value of Stock Vesting	—		—

	Total	—		—

(1)
Ms. Collins' amounts listed under resignation for good reason or termination without cause assume that a change-in-control did not happen within 12 months after such termination. The amounts listed for Ms. Collins under resignation for good reason or termination without cause upon or within one year following a change-in-control also include the amounts she would receive if such resignation or termination occurred within the 12 month period prior to or after a change-in-control.

(2)
Represents 12 monthly payments of each executive's monthly base salary from the time of termination.

(3)
Under our Severance Plan, Ms. Collins and Dr. Albright would not have been eligible for bonuses for 2019 if their employment was terminated on December 31, 2019 because the bonus period would not have ended prior to such termination. Even if entitled, such performance-based cash bonus is granted at the discretion of the Compensation Committee or the Board. Dr. Abrams was not eligible for a bonus during 2019 due to her employment commencing in the fourth quarter of 2019.

(4)
Amount represents a lump sum payment equal to the target bonus amount multiplied by a fraction the numerator of which is the number of months the named executive officer is entitled to severance, which would be 12 months, and the denominator of which is twelve, payable on the date on which the release signed by the named executive officer becomes effective.

(5)
These awards would become vested and the value of the acceleration would be equal to the shares multiplied by (i) in the case of stock options, the excess of the then current stock price over the exercise price of the options for options and (ii) in the case of RSUs, the then current stock price. For purposes of this table, we have calculated the value of the acceleration using the closing price of our common stock on December 31, 2019, which was $29.61 per share.

(6)
Pursuant to our arrangement with FTI, Mr. Ek was not eligible for any severance or bonus payments or continuation of benefits and did not receive any equity awards from us in connection with his service as our interim chief financial officer.

Other Agreements

        We also entered into employee confidentiality, non-solicitation, non-competition and proprietary information agreements with each of our named executive officers. Under these agreements, each of our named executive officers has agreed:

  •
  not to compete with us during his or her employment and for a period of one year after the termination of his or her employment,

  •
  not to solicit our employees during his or her employment and for a period of one year after the termination of his or her employment,

  •
  to protect our confidential and proprietary information, and

  •
  to assign to us related intellectual property developed during the course of his or her employment.

Rule 10b5-1 Sales Plans

        Certain of our executive officers have adopted, and directors and other executive officers may in the future adopt, written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

Compensation Committee Interlocks and Insider Participation

        During 2019, each of James C. Mullen, Andrew Hirsch and Akshay K. Vaishnaw, M.D., Ph.D. served as a member of the Compensation Committee. None of the members of the Compensation Committee during 2019 served as an officer or employee of our company during 2019 or had formerly served as one of our officers. During 2019, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that had one or more executive officers who served as members of our Board or the Compensation Committee.

Director Compensation

        Under our director compensation program, we pay our non-employee directors a cash retainer for service on the Board and for each committee on which the director serves. The chairman of our Board and of each committee receive higher retainers for such service. These fees are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment is prorated for any portion of such quarter that the director was not serving on our Board or the relevant committee thereof. The fees paid to non-employee directors for service on the Board and for service on each committee of the Board on which the director is a member are as follows:

	Member Annual Fee	Chairman Annual Fee
Board of Directors	$35,000	$75,000
Audit Committee	$7,500	$15,000
Organization, Leadership and Compensation Committee	$5,000	$10,000
Nominating and Corporate Governance Committee	$4,000	$8,000
Science and Technology Committee	$5,000	$10,000

        We also reimburse our non-employee directors for reasonable travel and other expenses incurred in connection with attending our Board and committee meetings. Additionally, our Board may establish other committees from time to time that include fees for both members and chairpersons, as well as per meeting fees.

        In addition, under our director compensation program, each non-employee director receives under our 2015 Stock Incentive Plan, upon his or her initial election to our Board, an option to purchase 23,076 shares of our common stock. Each of these options vests as to one-third of the shares of our common stock underlying such option on each anniversary of the grant date until the third anniversary of the grant date, subject to the non-employee director's continued service as a director. Further, on the date of the first Board meeting held after each annual meeting of stockholders, each non-employee director that has served on our Board for at least six months receives, under our 2015 Stock Incentive Plan, an option to purchase 11,538 shares of our common stock and in 2019, we also granted such an option to Ms. Collins, who was then serving as our interim chief executive officer. Each of these options will vest in full on the one-year anniversary of the grant date unless otherwise provided at the time of grant, subject to the non-employee director's continued service as a director. All options issued to our non-employee directors under our director compensation program are issued at exercise prices equal to the fair market value of our common stock on the date of grant and become exercisable in full upon a change in control of our company.

        The following table sets forth information regarding compensation earned by our non-employee directors during the year ended December 31, 2019. During 2019, Ms. Bosley, our former president and chief executive officer, was a member of our Board, but did not receive any payments from us in connection with her service on the Board. During 2019, Ms. Collins was a member of our Board, served as a consultant as interim chief executive officer and was employed as permanent chief executive officer. Prior to her employment as permanent chief executive officer, Ms. Collins received cash payments in connection with her service on the Board during January 2019, prior to becoming our then interim chief executive officer. In addition, she received the annual option award for her service on our Board in June 2019. All amounts paid to Ms. Collins for her service as a director of our company during 2019 are included in her summary compensation information above in "—2019 Summary Compensation Table."

Name	Fees earned or paid in cash ($)	Option awards ($)(1)		Total ($)
Andrew Hirsch	55,000	160,252		215,252
Jessica Hopfield, Ph.D.	66,264	160,252		226,516
James C. Mullen	100,500	160,252		260,752
David T. Scadden, M.D.	39,311	331,341	(2)	370,652
Akshay K. Vaishnaw, M.D., Ph.D.	50,000	160,252		210,252

(1)
Reflects the aggregate grant date fair value of option awards granted during the year in question calculated in accordance with the provisions of ASC Topic 718. See Note 12 to our audited consolidated financial statements appearing in our 2019 Annual Report for assumptions underlying the valuation of equity awards. The aggregate number of shares of common stock underlying stock options outstanding as of December 31, 2019 for our non-employee directors were: Mr. Hirsch: 46,152, Dr. Hopfield: 34,614, Mr. Mullen: 34,614, Dr. Scadden: 23,076, and Dr. Vaishnaw: 57,690.

(2)
Dr. Scadden joined our Board in February 2019. Dr. Scadden was granted an option to purchase 23,076 shares on February 5, 2019 in connection with his election to our Board. Such option is scheduled to vest over three years in equal yearly installments of one-third of the shares beginning on February 5, 2020 through February 5, 2022.

Securities Authorized for Issuance Under Our Equity Compensation Plans

        The following table contains information about our equity compensation plans as of December 31, 2019.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, restricted stock units and rights	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(2)	4,566,699	$25.54	4,061,357
Equity compensation plans not approved by security holders(3)	175,000	$21.61	—

Total	4,741,699	$25.40	4,061,357

(1)
The calculations do not take into account the 383,408 shares of common stock subject to outstanding restricted stock unit awards, since RSUs have no exercise price.

(2)
Consists of our 2013 Stock Incentive Plan, as amended to date, our 2015 Stock Incentive Plan and our 2015 Employee Stock Purchase Plan (the "2015 ESPP"). The amounts disclosed do not reflect an additional 2,182,151 shares of common stock authorized for issuance under our 2015 Stock Incentive Plan as of January 1, 2020 and an additional 545,537 shares of common stock authorized for issuance under the 2015 ESPP as of January 1, 2020, in each case in accordance with the terms of the applicable plan. Our 2015 Stock Incentive Plan provides for further annual increases, to be added as of the first day of each fiscal year until, and including, January 1, 2026, equal to the lowest of 2,923,076 shares of our common stock, 4% of the number of shares of our common stock outstanding on such first day of the fiscal year in question, and an amount determined by our Board. The 2015 ESPP provides for further annual increases, to be added as of the first day of each fiscal year until, and including, January 1, 2026, in an amount equal to the least of 769,230 shares of our common stock, 1% of the total number of shares of our common stock outstanding on the first day of the applicable year, and an amount determined by our Board.

(3)
Consists of a stock option award and restricted stock unit award approved by our Board as an inducement material to an executive's acceptance of employment with us in accordance with Nasdaq Listing Rule 5635(c)(4). The inducement stock option award to purchase 150,000 shares of our common stock had an exercise price of $21.61 per share, which was equal to the closing price per share of our common stock on the date of grant, and is scheduled to vest over four years, with 25% of the shares scheduled to vest on October 28, 2020, and the remainder scheduled to vest ratably at the end of each subsequent month thereafter through October 28, 2023, subject to such executive's continued service relationship with our company through the applicable vesting dates. The inducement restricted stock unit award was for 25,000 shares of our common stock, which shall vest as to 25% of the shares on each anniversary of October 28, 2019.

TRANSACTIONS WITH RELATED PERSONS

        The following is a description of transactions since January 1, 2019 to which we have been a party, and in which any of our directors, executive officers and holders of more than 5% of our voting securities and affiliates of our directors, executive officers and holders of more than 5% of our voting securities, had or will have a direct or indirect material interest. We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Employment Agreements

        See the "Executive Compensation—Employment, Severance, Change in Control Arrangements, Separation and Consulting Arrangements" and "Director Compensation" sections of this proxy statement for a further discussion of these arrangements.

Indemnification of Officers and Directors

        Our restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with our current and former directors that may be broader in scope than the specific indemnification provisions contained in the General Corporation Law of the State of Delaware.

Policies and Procedures for Related Person Transactions

        We have adopted a written related person transaction policy to set forth policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships, in which we were or are to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related person.

        Our related person transaction policy contains exceptions for any transaction or interest that is not considered a related person transaction under SEC rules as in effect from time to time. In addition, the policy provides that an interest arising solely from a related person's position as an executive officer of another entity that is a participant in a transaction with us will not be subject to the policy if each of the following conditions is met:

  •
  the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity;

  •
  the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction with us and do not receive any special benefits as a result of the transaction; and

  •
  the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenue of the company receiving payment under the transaction.

        The policy provides that any related person transaction proposed to be entered into by us must be reported to our chief financial officer and will be reviewed and approved by the Audit Committee in accordance with the terms of the policy, prior to effectiveness or consummation of the transaction whenever practicable. The policy provides that if our chief financial officer determines that advance approval of a related person transaction is not practicable under the circumstances, the Audit Committee will review and, in its discretion, may ratify the related person transaction at the next meeting of the Audit Committee following such transaction or following the date that such transaction comes to the attention of the chief financial officer. The policy also provides that alternatively, our chief financial officer may present a related person transaction arising in the time period between meetings of the Audit Committee to the chair of the Audit Committee, who will review and may approve the related person transaction, subject to ratification by the Audit Committee at the next meeting of the Audit Committee.

        In addition, the policy provides that any related person transaction previously approved by the Audit Committee or otherwise already existing that is ongoing in nature will be reviewed by the Audit Committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the Audit Committee, if any, and that all required disclosures regarding the related person transaction are made.

        The policy provides that transactions involving compensation of executive officers will be reviewed and approved by the Compensation Committee in the manner to be specified in the charter of the Compensation Committee.

        A related person transaction reviewed under this policy will be considered approved or ratified if it is authorized by the Audit Committee in accordance with the standards set forth in the policy after full disclosure of the related person's interests in the transaction. As appropriate for the circumstances, the policy provides that the Audit Committee will review and consider:

  •
  the related person's interest in the related person transaction;

  •
  the approximate dollar value of the amount involved in the related person transaction;

  •
  the approximate dollar value of the amount of the related person's interest in the transaction without regard to the amount of any profit or loss;

  •
  whether the transaction was undertaken in the ordinary course of business of our company;

  •
  whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than the terms that could have been reached with an unrelated third party;

  •
  the purpose of, and the potential benefits to us of, the transaction; and

  •
  any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

        The policy provides that the Audit Committee will review all relevant information available to it about the related person transaction. The policy provides that the Audit Committee may approve or ratify the related person transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The policy provides that the Audit Committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the related person in connection with approval of the related person transaction.

 PRINCIPAL STOCKHOLDERS

        The following table sets forth information with respect to the beneficial ownership of our common stock, as of April 1, 2020 by:

  •
  each person known by us to beneficially own more than 5% of our common stock;

  •
  each of our current directors;

  •
  each of our named executive officers; and

  •
  all of our executive officers and directors as a group.

        The column entitled "Percentage of Shares Beneficially Owned" is based on a total of 54,982,399 shares of our common stock outstanding as of April 1, 2020.

        The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, warrants, or other rights held by such person that are currently exercisable or will become exercisable within 60 days after April 1, 2020 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of all listed stockholders is 11 Hurley Street, Cambridge, Massachusetts 02141. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
Sumitomo Mitsui Trust Holdings, Inc. and Nikko Asset Management Co., Ltd.(1)	4,948,227	9.0%
The Vanguard Group, Inc(2)	4,567,616	8.3%
ARK Investment Management LLC(3)	4,447,227	8.1%
BlackRock Inc.(4)	4,241,198	7.7%
Named Executive Officers and Directors
Judith Abrams, M.D.	—	—
Charles Albright, Ph.D.(5)	300,708	*
Katrine S. Bosley	740,966	1.3%
Cynthia Collins(6)	24,924	*
Eric Ek	—	—
Andrew A. F. Hack, M.D., Ph.D.	—	—
Andrew Hirsch(7)	36,614	*
Jessica Hopfield, Ph.D.(8)	32,283	*
James C. Mullen(9)	25,383	*
Vic Myer, Ph.D.	29,307	*
David T. Scadden, M.D.(10)	7,692	*
Akshay K. Vaishnaw, M.D., Ph.D(11)	46,152	*
All executive officers and directors as a group (9 persons)(12)	473,756	*

*
Less than 1%.

(1)
Sumitomo Mitsui Trust Holdings, Inc. ("SMTH") and Nikko Asset Management Co., Ltd. ("NAM") have shared voting and dispositive power with respect to all shares. Nikko Asset Management Americas, Inc. ("NAM Americas"), a subsidiary to SMTH and NAM, has shared voting power with respect to 3,322,869 shares and shared dispositive power with respect to 4,948,227 shares. The principal business address of SMTH is 1-4-1 Marunouchi, Chiyoda-ku, Tokyo 100-8233, Japan, NAM is Midtown Tower, 9-7-1 Akasaka, Minato-ku, Tokyo 107-6242, Japan and NAM Americas is 605 Third Avenue, 38th Floor, New York, NY 10158. The number of shares we have reported as beneficially owned by SMTH, NAM and NAM Americas (and the other information in this footnote) is based on a Schedule 13G/A filed by SMTH and NAM with the SEC on February 12, 2020 reporting beneficial ownership as of December 31, 2019 and a Schedule 13G/A filed by NAM Americas on February 12, 2020 reporting beneficial ownership as of December 31, 2019.

(2)
The Vanguard Group, Inc ("Vanguard") has sole voting power with respect to 108,815 shares and shared voting power with respect to 2,833 shares. Vanguard has sole dispositive power with respect to 4,462,685 shares and shared dispositive power with respect to 104,931 shares. Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., which are each wholly-owned subsidiaries of Vanguard, are the beneficial owners of 102,098 and 9,550 shares, respectively. The principal business address of Vanguard and its related entities is 100 Vanguard Blvd., Malvern, PA 19355. The number of shares we have reported as beneficially owned by Vanguard (and the other information in this footnote) is based on a Schedule 13G/A filed by Vanguard with the SEC on February 12, 2020 reporting beneficial ownership as of December 31, 2019.

(3)
ARK Investment Management LLC ("ARK") has sole voting power with respect to 3,397,873 shares, shared voting power with respect to 322,639 shares and sole dispositive power with respect to 4,447,277 shares. The principal business address of ARK and its related entities is 3 East 28th Street, 7th Floor, New York, NY 10016. The number of shares we have reported as beneficially owned by ARK (and the other information in this footnote) is based on a Schedule 13G/A filed by ARK with the SEC on February 14, 2020 reporting beneficial ownership as of December 31, 2019.

(4)
BlackRock, Inc. has sole voting power with respect to 4,130,579 shares and holds sole dispositive power over 4,241,198shares. BlackRock, Inc.'s principal business address is 55 East 52nd Street, New York, NY 10055. The number of shares we have reported as beneficially owned by Blackrock, Inc. (and the other information in this footnote) is based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 5, 2020 reporting beneficial ownership as of December 31, 2019.

(5)
Consists of 13,837 shares of common stock, 286,363 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 1, 2020 and 508 shares of common stock issuable upon the vesting of restricted stock unit awards that vest within 60 days after April 1, 2020.

(6)
Consists of 11,373 shares of common stock and 13,551 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 1, 2020.

(7)
Consists of 2,000 shares of common stock and 34,614 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 1, 2020.

(8)
Consists of 16,900 shares of common stock and 15,383 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 1, 2020.

(9)
Consists of 10,000 shares of common stock and 15,383 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 1, 2020.

(10)
Consists of 7,692 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 1, 2020.

(11)
Consists of 46,152 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 1, 2020.

(12)
Consists of 54,110 shares of common stock, 419,138 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 1, 2020 and 508 shares of common stock issuable upon the vesting of restricted stock unit awards that vest within 60 days after April 1, 2020.

 REPORT OF THE AUDIT COMMITTEE

        The Audit Committee has reviewed our audited financial statements for the year ended December 31, 2019 and discussed them with our management and our independent registered public accounting firm, Ernst &Young LLP.

        The Audit Committee has also received from, and discussed with, Ernst &Young LLP various communications that Ernst &Young LLP is required to provide to the Audit Committee, including the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission.

        In addition, Ernst & Young LLP provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the audit committee concerning independence, and the audit committee has discussed with the company's independent registered public accounting firm their independence.

        Based on the review and discussions referred to above, the Audit Committee recommended to our Board that our financial statements audited by Ernst & Young LLP be included in our Annual Report on Form 10-K for the year ended December 31, 2019.

By the audit committee of the board of directors of Editas Medicine, Inc.
Andrew Hirsch, Chairman James C. Mullen Jessica Hopfield, Ph.D.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

        We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC's rules. This proposal, which is commonly referred to as "say-on-pay," is required by the Dodd-Frank Wall Street Reform (the "Dodd-Frank Act") and Consumer Protection Act of 2010, which added Section 14A to the Securities Exchange Act of 1934 (the "Exchange Act"). Our executive compensation program is designed to attract and retain qualified and talented executives, motivate such executives to achieve our business goals and reward them for short-and long-term performance with a simple and clear compensation structure. Under this program, our named executive officers are rewarded for the achievement of our short- and long-term performance, which we believe serves to enhance short- and long-term value creation for our stockholders. The program contains elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders and paying for performance.

        The section of this proxy statement titled "Executive Compensation," including "Compensation Discussion and Analysis," describes in detail our executive compensation program and the decisions made by the Compensation Committee. As we describe in greater detail in the "Compensation Discussion and Analysis" section, our executive compensation program rewards value creation for stockholders and progress towards achieving our business goals and that promotes company performance. At the same time, we believe our program does not encourage excessive risk-taking by management. While we do not have a formal or informal policy for allocating between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation, we generally strive to provide our named executive officers with a mix of short-term and long-term performance-based incentives to encourage consistently strong performance, and our Board believes that this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time.

        Our Board is asking stockholders to approve a non-binding advisory vote on the following resolution:

  RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

        As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by us or our Board (or any committee thereof), create or imply any change to the fiduciary duties of the company or our Board (or any committee thereof), or create or imply any additional fiduciary duties for the company or our Board (or any committee thereof). However, the Compensation Committee and Board value the opinions expressed by our stockholders in their vote on this proposal and intend to consider carefully the outcome of the vote when making future compensation decisions for named executive officers. In 2019, our board recommended, our stockholders agreed and our board of directors thereafter concluded that our stockholders cast an advisory vote annually on the executive compensation of our named executive officers. The next stockholder advisory "say-on-frequency" vote will occur at our 2025 annual meeting of stockholders.

Recommendation of the Board of Directors

        OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS BY VOTING 'FOR' THIS PROPOSAL.

 PROPOSAL NO. 3—RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE
FISCAL YEAR ENDING DECEMBER 31, 2020

        Our stockholders are being asked to ratify the appointment by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

        The Audit Committee is solely responsible for selecting our independent registered public accounting firm for the fiscal year ending December 31, 2020. Stockholder approval is not required to appoint Ernst & Young LLP as our independent registered public accounting firm. However, our Board believes that submitting the appointment of Ernst & Young LLP to the stockholders for ratification is good corporate governance. If the stockholders do not ratify this appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP. If the selection of Ernst & Young LLP is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of our company and our stockholders.

        A representative of Ernst & Young LLP is expected to attend the virtual Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from our stockholders.

Audit Fees

        We incurred the following fees from Ernst & Young LLP for the audit of the consolidated financial statements and for other services provided during the years ended December 31, 2019 and 2018.

	2019	2018
Audit fees(1)	$881,023	$981,799
Audit-related fees	—	—
Tax fees(2)	71,280	74,420
All other fees(3)	960	1,995

Total fees	$953,263	$1,058,214

(1)
Audit fees consist of fees for the audit of our annual financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with registration statements filed with the SEC.

(2)
Tax fees consist of fees for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice, and tax planning.

(3)
All other fees represent fees for certain software subscription services offered by Ernst & Young LLP.

        The aggregate fees included in the Audit Fees are those billed for the fiscal year and the Tax Fees are those fees billed in the fiscal year.

Audit Committee Pre-Approval Policy and Procedures

        The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent auditor. We may not engage our independent auditor to render any audit or non-audit service unless either the service is approved in advance by the Audit Committee, or the engagement to render the service is entered into pursuant to the Audit Committee's pre-approval policies and procedures. Notwithstanding the foregoing, pre-approval is not required with respect to the provision of services, other than audit, review or attest services, by the independent auditor if the aggregate amount of all such services is no more than 5% of the total amount paid by us to the independent auditor during the fiscal year in which the services are provided, such services were not recognized by us at the time of the engagement to be non-audit services and such services are promptly brought to the attention of the Audit Committee and approved prior to completion of the audit by the Audit Committee.

        From time to time, the Audit Committee may pre-approve services that are expected to be provided to us by the independent auditor during the following 12 months. At the time such pre-approval is granted, the Audit Committee must identify the particular pre-approved services in a sufficient level of detail so that our management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved services and, at each regularly scheduled meeting of the Audit Committee following such approval, management or the independent auditor shall report to the Audit Committee regarding each service actually provided to us pursuant to such pre-approval. The Audit Committee has delegated to its chairman the authority to grant pre-approvals of audit or non-audit services to be provided by the independent auditor. Any approval of services by the chairman of the Audit Committee is reported to the committee at its next regularly scheduled meeting.

        During our 2019 and 2018 fiscal years, no services were provided to us by Ernst & Young LLP other than in accordance with the pre-approval policies and procedures described above.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" PROPOSAL NO. 3 TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

 HOUSEHOLDING

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements, annual reports, and notices of Internet availability of proxy materials. This means that only one copy of our documents, including the Notice, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of any such document to you upon written or oral request to Editas Medicine, Inc., 11 Hurley Street, Cambridge, Massachusetts 02141, Attention: Investor Relations, telephone: 617-401-9000. If you want to receive separate copies of our proxy statements, annual reports, or notices of Internet availability of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

STOCKHOLDER PROPOSALS

        A stockholder who would like to have a proposal considered for inclusion in our 2021 proxy statement must submit the proposal in accordance with the procedures outlined in Rule 14a-8 of the Exchange Act so that it is received by us no later than December 29, 2020. However, if the date of the 2021 annual meeting of stockholders is changed by more than 30 days from the date of the previous year's meeting, then the deadline is a reasonable time before we begin to print and send our proxy statement for the 2021 annual meeting of stockholders. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to Editas Medicine, Inc., 11 Hurley Street, Cambridge, Massachusetts 02141, Attention: Chief Legal Officer, Secretary.

        If a stockholder wishes to propose a nomination of persons for election to our Board or present a proposal at an annual meeting but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, our amended and restated by-laws establish an advance notice procedure for such nominations and proposals. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice in proper form to our corporate secretary of the stockholder's intention to bring such business before the meeting.

        The required notice must be in writing and received by our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. However, in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year's annual meeting, a stockholder's notice must be so received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. For stockholder proposals to be brought before the 2021 annual meeting of stockholders, the required notice must be received by our corporate secretary at our principal executive offices no earlier than February 10, 2021 and no later than March 12, 2021.

OTHER MATTERS

        Our Board does not know of any other matters to be brought before the Annual Meeting. If any other matters not mentioned in this proxy statement are properly brought before the meeting, the individuals named in the enclosed proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. EDITAS MEDICINE, INC. 11 HURLEY STREET CAMBRIDGE, MA 02141 During The Meeting - Go to www.virtualshareholdermeeting.com/EDIT2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D16194-P39255 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. EDITAS MEDICINE, INC. For All Withhold For All To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. All Except The Board of Directors recommends you vote FOR the following: 1.Election of Class I Directors Nominees: 01) James C. Mullen 02) Akshay Vaishnaw, M.D. The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2.To approve, on an advisory basis, named executive officer compensation. 3.To ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2020. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D16195-P39255 EDITAS MEDICINE, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS JUNE 10, 2020 8:30 A.M. Eastern Time The stockholder(s) hereby appoint(s) Cynthia Collins, Michelle Robertson and Charlene Stern, or each of them, as proxies, each with the power to appoint her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of EDITAS MEDICINE, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 A.M., Eastern Time on June 10, 2020, via the Internet at a virtual web conference at www.virtualshareholdermeeting.com/EDIT2020. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. Continued and to be signed on reverse side